As filed with the Securities and Exchange Commission on June 28, 2019

Registration No. 333-229512

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10/A

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMERICAS SILVER CORPORATION

(Exact name of Registrant as specified in its charter)

Not applicable

(Translation of Registrant’s name into English (if applicable))

Canada	1040	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable))

145 King Street West, Suite 2870

Toronto, Ontario, Canada M5H 1J8

(416) 848-9503

(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System

1015 15th Street, NW, Suite 1000

Washington, District of Columbia 20005

(202) 572-3111

(Name, address (including zip code) and telephone number (including area code)

of agent for service in the United States)

Copies to:

Michael Hickey John Wilkin Blake, Cassels & Graydon LLP 199 Bay Street Suite 4000, Commerce Court West Toronto, Ontario M5L 1A9 Canada (416) 863-2400	Thomas M. Rose Shona C. Smith Troutman Sanders LLP 401 9th Street, NW Suite 1000 Washington, DC 20004 (202) 274-2950

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of Ontario

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below)
	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

Explanatory Note: The Registrant hereby amends its Registration Statement on Form F-10 (333-229512) filed with the Commission on February 5, 2019 (the “Original Registration Statement”) to include the final short form base shelf prospectus filed with the Canadian securities commissions on the date hereof, relating to the future offering of securities of the Registrant in Canada and the United States.

The Registrant previously paid the registration fee of US$4,572, in relation to the registration of up to US$37,720,000 aggregate maximum offering price of securities with the Original Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended (the “Securities Act”), or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus has been filed under legislation in the provinces of Alberta, British Columbia and Ontario that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirements has been obtained.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but is not yet effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Information has been incorporated by reference in this prospectus from documents filed with the United States Securities and Exchange Commission and with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Americas Silver Corporation at 145 King Street West, Suite 2870, Toronto, Ontario, M5H 1J8, telephone (416) 848-9503 and are also available electronically at www.sec.gov/edgar.shtml or www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue and/or Secondary Offering	June 28, 2019

AMERICAS SILVER CORPORATION

C$50,000,000

Common Shares

Subscription Receipts

Warrants

Units

Americas Silver Corporation (“Americas Silver”, “we”, “us”, “our” or the “Company”) may from time to time offer and issue the following securities: (i) common shares (the “Common Shares”); (ii) subscription receipts (the “Subscription Receipts”); (iii) warrants (the “Warrants”); and (iv) securities comprised of more than one of the Common Shares, Subscription Receipts and/or Warrants offered together as a unit (the “Units”). The Common Shares, Subscription Receipts, Warrants and Units (collectively, the “Securities”) may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more shelf prospectus supplements (each a “Prospectus Supplement”) to be incorporated by reference in this short form base shelf prospectus (the “Prospectus”) for the purpose of such offering. Certain current or future holders of Common Shares (“Selling Securityholders”) may also offer and sell Common Shares pursuant to this Prospectus.

All shelf information not included in this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements has been obtained. The aggregate initial offering price of Securities that may be sold pursuant to this Prospectus during the 25-month period that this Prospectus, including any amendments hereto, remains valid is limited to C$50,000,000 (or the equivalent thereof in any other currency used to denominate Securities based on the applicable exchange rate at the time of issuance of such Securities).

We are permitted, as a Canadian issuer, under the multi-jurisdictional disclosure system adopted by the United States, to prepare this Prospectus and any Prospectus Supplement in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States.

The consolidated financial statements of the Company incorporated by reference herein are reported in U.S. dollars and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Canada, that some or all of our officers and directors may be residents of Canada, that some or all of the experts named in this Prospectus or in any Prospectus Supplement may be residents of Canada and that a substantial portion of our assets and all or a substantial portion of the assets of such persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

You should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. Such tax consequences for investors who are residents in, or citizens of, the United States may not be described fully herein or in any applicable Prospectus Supplement. You should read the tax discussion in any applicable Prospectus Supplement; however, this Prospectus or any applicable Prospectus Supplement may not fully describe these tax consequences, and you should consult your tax adviser prior to making any investment in the Securities.

The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and may include, where applicable: (A) in the case of Common Shares, (i) the person offering the shares (the Company and/or the Selling Securityholder(s)); (ii) the number of Common Shares offered; (iii) the offering price (in the event that the offering is a fixed price distribution); (iv) the manner of determining the offering price(s) (in the event that the offering is not a fixed price distribution); and (v) any other material specific terms; (B) in the case of Subscription Receipts, (i) the number of Subscription Receipts; (ii) the price at which the Subscription Receipts will be offered and whether the price is payable in instalments; (iii) conditions to the exchange of Subscription Receipts for Securities and the consequences of such conditions not being satisfied; (iv) the procedures for the exchange of the Subscription Receipts for Securities; (v) the number of underlying Securities that may be exchanged upon exercise of each Subscription Receipt; (vi) the dates or periods during which the Subscription Receipts may be exchanged for Securities; (vii) whether the Subscription Receipts and underlying Securities will be listed on any securities exchange; (viii) whether the Subscription Receipts and underlying Securities will be issued in fully registered or “book-entry only” form; (ix) any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; (x) any risk factors associated with the Subscription Receipts and underlying Securities; and (xi) any other material specific terms; (C) in the case of Warrants, (i) the designation of the Warrants; (ii) the aggregate number of Warrants offered and the offering price; (iii) the quantity and terms of the Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers; (iv) the exercise price of the Warrants; (v) the dates or periods during which the Warrants are exercisable; (vi) any minimum or maximum number of Warrants that may be exercised at any one time; (vii) whether the Warrants will be listed on any securities exchange; (viii) any terms, procedures and limitations relating to the transferability or exercise of the Warrants; (ix) whether the Warrants will be issued in fully registered or “book-entry only” form; (x) any other rights, privileges, restrictions and conditions attaching to the Warrants; (xi) any risk factors associated with the Warrants; and (xii) any other material specific terms; and (D) in the case of Units, (i) the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of any Securities comprising the Units; (iii) whether the Units will be issued in fully registered or “book-entry only” form; (iv) any risk factors associated with the Units; (v) whether the Units and the Securities comprising the Units will be listed on any securities exchange; and (vi) any other material specific terms. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus.

The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “USA” and on the NYSE American LLC (the “NYSE American”) under the symbol “USAS”. On June 27, 2019, the last reported sale price of our Common Shares on the TSX was C$3.07 per Common Share and on the NYSE American was US$2.36 per Common Share. Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts, Warrants and Units will not be listed on any securities exchange. There is no market through which these Securities may be sold and purchasers may not be able to resell any Subscription Receipts, Warrants or Units purchased under this Prospectus and the applicable Prospectus Supplements. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities, and the extent of issuer regulation. See “Risk Factors” as well as the “Risk Factors” section of the applicable Prospectus Supplement.

The Securities may be sold to or through underwriters or dealers purchasing as principals, by the Company and/or, in the case of Common Shares, the Selling Securityholders or to one or more purchasers, directly pursuant to applicable statutory exemptions or through agents designated by the Company and/or the Selling Securityholders, as the case may be, from time to time. The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale (including, without limitation, sales deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions, including sales made directly on the TSX and the NYSE American or other existing trading markets for the Securities), at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for the Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Corporation. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution. See “Plan of Distribution”. Each Prospectus Supplement will identify the person offering Securities (the Company and/or, in the case of Common Shares, the Selling Securityholders) and each underwriter, dealer or agent engaged in connection with the offering and sale of those Securities to which the Prospectus Supplement relates, and will also set forth the method of distribution and the terms of the offering of such Securities including the net proceeds to the Company or, in the case of Common Shares, to the Company and/or the Selling Securityholders, as the case may be, and, to the extent applicable, any fees, discounts or other compensation payable to the underwriters, dealers or agents. Unless otherwise specified in a Prospectus Supplement, the offerings are subject to approval of certain legal matters by Blake, Cassels & Graydon LLP on behalf of the Company and/or the Selling Securityholders.

Subject to any applicable securities legislation, and other than in relation to an “at-the-market distribution”, in connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities offered at levels other than those which might otherwise prevail on the open market. These transactions may be commenced, interrupted or discontinued at any time. See “Plan of Distribution”.

Americas Silver’s head office and registered office is located at 145 King Street West, Toronto, Ontario, M5H 1J8, Canada.

Alan Edwards and Manuel Rivera, two of the Company’s directors, reside outside of Canada and each has appointed Americas Silver Corporation, 145 King Street West, Toronto, Ontario, M5H 1J8, as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if such person has appointed an agent for service of process. See “Service of Process and Enforceability of Civil Liabilities”.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Except as noted, all dollar amounts are expressed in U.S. Dollars. All references to “US$” or “$” are to U.S. Dollars and all references to “C$” are to Canadian Dollars.

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CAUTION REGARDING FORWARD-LOOKING INFORMATION AND STATEMENTS

Certain statements made in this Prospectus, including the documents incorporated by reference herein, contain forward-looking information within the meaning of applicable securities laws (“forward-looking statements”). These forward-looking statements are presented for the purpose of assisting the Company’s securityholders in understanding management’s views regarding those future outcomes and may not be appropriate for other purposes. When used in this Prospectus, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “seek”, “propose”, “estimate”, “expect”, and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Specific forward-looking statements in this Prospectus, including the documents incorporated by reference herein, include, but are not limited to: any objectives, expectations, intentions, plans, results, levels of activity, goals or achievements; estimates of mineral reserves and resources; the realization of mineral reserve estimates; the impairment of mining interests and non-producing properties; the timing and amount of estimated future production, production guidance, costs of production, capital expenditures, costs and timing of development; the success of exploration and development activities; permitting timelines; government regulation of mining operations; environmental risks; the going concern assumption; the timing and possible outcomes of pending disputes or litigation; negotiations or regulatory investigations; exchange rate fluctuations; cyclical or seasonal aspects of our business; our dividend policy; capital expenditures; the potential benefits of the Transaction to shareholders of Americas Silver; statements relating to the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Americas Silver; the liquidity of the Common Shares and Americas Silver’s non-voting preferred shares to be created pursuant to the Transaction; statements based on the unaudited pro forma financial statements of Americas Silver attached as Appendix “G” to the Special Meeting Circular (as defined herein); and other events or conditions that may occur in the future.

Inherent in the forward-looking statements are known and unknown risks, uncertainties and other factors beyond the Company’s ability to control or predict, that may cause the actual results, performance or achievements of the Company, or developments in the Company’s business or in its industry, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. Some of the risks and other factors, some of which are beyond Americas Silver’s control, which could cause results to differ materially from those expressed in the forward-looking statements and information contained in this Prospectus, including the documents incorporated by reference herein, include, but are not limited to: risks associated with market fluctuations in commodity prices; risks related to changing global economic conditions, which may affect the Company’s results of operations and financial condition; the Company is dependent on the success of the San Rafael project as its Cosalá Operations and the Galena Complex, which are both exposed to operational risks; risks related to mineral reserves and mineral resources, development and production and the Company’s ability to sustain or increase present production; risks related to global financial and economic conditions; risks related to government regulation and environmental compliance; risks related to mining property claims and titles, and surface rights and access; risks related to labour relations, employee recruitment and retention and pension funding; some of the Company’s material properties are located in Mexico and are subject to changes in political and economic conditions and regulations in that country; risks related to the Company’s relationship with the communities where it operates; risks related to actions by certain non-governmental organizations; substantially all of the Company’s assets are located outside of Canada, which could impact the enforcement of civil liabilities obtained in Canadian and U.S. courts; risks related to currency fluctuations that may adversely affect the financial condition of the Company; the Company may need additional capital in the future and may be unable to obtain it or to obtain it on favourable terms; risks associated with the Company’s outstanding debt and our ability to make scheduled payments of interest and principal thereon; the Company may engage in hedging activities; risks associated with the Company’s business objectives; risks related to competition in the mining industry; and there is currently no trading market for any Subscription Receipts, Warrants or Units that may be offered pursuant to this Prospectus and any Prospectus Supplement. The Company is also subject to risks and factors related to the Transaction – see “Risk Factors”, beginning on page 76 of the Special Meeting Circular (as defined herein).

This is not an exhaustive list of the factors that may affect any of the Company’s forward-looking statements. Some of these and other factors are discussed in more detail in the section entitled “Forward-Looking Statements” in the “Management’s Discussion and Analysis” contained in our Annual MD&A. Investors and others should carefully consider these and other factors and not place undue reliance on the forward-looking statements. Further information regarding these and other risk factors is included in the Company’s public filings with provincial securities regulatory authorities which can be found on the System for Electronic Document Analysis and Retrieval (“SEDAR”) website at www.sedar.com and with the SEC which can be found on the Electronic Data-Gathering, Analysis and Retrieval (“EDGAR”) website at www.sec.gov/edgar.shtml.

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The forward-looking statements contained in this Prospectus represent the Company’s views only as of the date such statements were made. Forward-looking statements contained in this Prospectus are based on management’s plans, estimates, projections, beliefs and opinions as at the time such statements were made and the assumptions related to these plans, estimates, projections, beliefs and opinions may change. Although the Company believes that the expectations reflected in the forward-looking statements were reasonable at the time such statements were made, there can be no assurance that such expectations will prove to be correct. The Company cannot guarantee future results, levels of activity, performance or achievements and actual results or developments may differ materially from those contemplated by the forward-looking statements. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company does not undertake to update any forward-looking statements, except to the extent required by applicable securities laws.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

This Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of the securities laws in effect in Canada which differ from the requirements of United States securities laws. All mining terms used herein but not otherwise defined have the meanings set forth in National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”). The definitions of Proven and Probable Reserves (“Mineral Reserves” or “Reserves”) used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year history average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “Mineral Resource”, “Measured Mineral Resource”, “Indicated Mineral Resource” and “Inferred Mineral Resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian securities laws, estimates of Inferred Mineral Resources may not form the basis of feasibility or prefeasibility studies, except in certain specific cases. Additionally, disclosure of “contained ounces” in a resource is permitted disclosure under Canadian securities laws, however the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measurements.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements of United States federal securities laws and the rules and regulations thereunder.

See Appendix A to the Annual Information Form (as defined herein), which is incorporated by reference herein, for a description of certain of the mining terms used in this Prospectus and the documents incorporated by reference herein.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada.

The following documents of the Company, filed with the securities commissions or similar authorities in the provinces of Alberta, British Columbia and Ontario, are specifically incorporated by reference in and form an integral part of this Prospectus:

(a)	the Company’s annual information form dated March 29, 2019 for the year ended December 31, 2018 (the “Annual Information Form”);

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(b)	the audited consolidated financial statements of the Company as at and for the years ended December 31, 2018 and 2017 and the reports of the auditors thereon (the “Annual Financial Statements”);

(c)	management’s discussion and analysis of the Company for the year ended December 31, 2018 (the “Annual MD&A”);

(d)	the management information circular of the Company dated December 4, 2018 with respect to the special meeting of shareholders of the Company held on January 9, 2019 (the “Special Meeting Circular”);

(e)	the management information circular dated April 18, 2019 with respect to the annual and special meeting of shareholders of the Company to be held on May 15, 2019;

(f)	the material change reports of the Company each dated April 12, 2019 in respect of the Sandstorm Financing (as defined herein) and the completion of the Transaction (as defined herein);

(g)	the business acquisition report of the Company dated May 13, 2019 (the “BAR”);

(h)	the interim consolidated financial statements of the Company as at and for the three months ended March 31, 2019 and 2018, but excluding the “Notice of No Auditor Review of Condensed Interim Consolidated Financial Statements” contained therein; and

(i)	management’s discussion and analysis of the Company for the three months ended March 31, 2019.

All documents of the Company of the type described in Section 11.1(1) of Form 44-101F1 — Short Form Prospectus to National Instrument 44-101 — Short Form Prospectus Distributions (“NI 44-101”), if filed by the Company with the provincial securities commissions or similar authorities in Canada after the date of this Prospectus and during the currency of this Prospectus, shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F or Form 20-F (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this Prospectus forms a part. In addition, the Company may incorporate by reference into this Prospectus, or the registration statement on Form F-10 of which it forms a part, other information from documents that the Company will file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, if and to the extent expressly provided therein.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at its head office at 145 King Street West, Suite 2870, Toronto, Ontario, M5H 1J8, Canada, telephone (416) 848-9503, and are also available electronically in Canada through the SEDAR at www.sedar.com or in the United States through EDGAR at the website of the SEC at www.sec.gov. The filings of the Company through SEDAR and EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

Any template version of any “marketing materials” (as such term is defined in NI 44-101) filed after the date of a Prospectus Supplement and before the termination of the distribution of the Securities offered pursuant to such Prospectus Supplement (together with this Prospectus) is deemed to be incorporated by reference in such Prospectus Supplement.

A Prospectus Supplement containing the specific terms in respect of any Securities and the offering thereof will be delivered, together with this Prospectus, to purchasers of such Securities (except in cases where an exemption from such delivery requirements has been obtained) and will be deemed to be incorporated into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement, but only for the purposes of the distribution of the Securities to which such Prospectus Supplement pertains.

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Any statement contained herein, including any document (or part of a document) incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other currently or subsequently filed document (or part of a document) that is later dated and also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon a new interim financial report and related management’s discussion and analysis of the Company being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous interim financial report and related management’s discussion and analysis of the Company most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new annual financial statements and related management’s discussion and analysis of the Company being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual financial statements and related management’s discussion and analysis of the Company and the previous interim financial report and related management’s discussion and analysis of the Company most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a new annual information form of the Company being filed with the applicable securities regulatory authorities during the currency of this Prospectus, notwithstanding anything herein to the contrary, the following documents shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder: (i) the previous annual information form; (ii) material change reports filed by the Company prior to the end of the financial year in respect of which the new annual information form is filed; (iii) business acquisition reports filed by the Company for acquisitions completed prior to the beginning of the financial year in respect of which the new annual information form is filed; and (iv) any information circular of the Company filed prior to the beginning of the Company’s financial year in respect of which the new annual information form is filed. Upon a new management information circular prepared in connection with an annual general meeting of shareholders of the Company being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous management information circular prepared in connection with an annual general meeting of the Company shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

DESCRIPTION OF THE BUSINESS

General

Americas Silver is a publicly-listed mining company engaged in the evaluation, acquisition, exploration, development and operation of precious and polymetallic mineral properties in North America, primarily those with the potential for near-term production or exhibiting potential for hosting a major mineralized deposit. Americas Silver’s mission is to profitably expand its precious metals production through the development of its own projects and consolidation of complimentary projects. Americas Silver is currently operating in two of the world’s leading silver camps: the Cosalá Operations in Sinaloa, Mexico, which includes the Nuestra Señora silver-zinc-copper-lead mine, the San Rafael silver-zinc-lead mine and the Zone 120 silver-copper exploration project, and the Galena Complex, in Idaho, United States. Americas Silver holds an option to purchase the San Felipe development project in Sonora, Mexico.

Americas Silver was incorporated as “Scorpio Mining Corporation” pursuant to articles of incorporation dated May 12, 1998 under the Canada Business Corporations Act. On December 23, 2014, a merger of equals transaction between Scorpio Mining Corporation and U.S. Silver & Gold Inc. was completed to combine their respective businesses by way of a plan of arrangement of U.S. Silver pursuant to section 182 of the Business Corporations Act (Ontario). Following the merger of equals, the combined company changed its name to “Americas Silver Corporation” by way of articles of amendment dated May 19, 2015.

Americas Silver’s head office and registered office is located at 145 King Street West, Toronto, Ontario, M5H 1J8, Canada and our general corporate phone number is (416) 848-9503.

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Consistent with past practice and in the normal course, the Company may have outstanding non-binding letters of intent and/or conditional agreements or may otherwise be engaged in discussions with respect to possible acquisitions and/or investments which may or may not be material. However, there can be no assurance that any of these letters, agreements and/or discussions will result in an acquisition or investment and, if they do, what the final terms or timing of any acquisition or investment would be. The Company expects to continue to actively pursue acquisition and investment opportunities during the period that this Prospectus remains valid.

Recent Developments

Completion of Merger Transaction with Pershing Gold Corporation

On September 30, 2018, Americas Silver and Pershing Gold Corporation (“Pershing Gold”) announced that they and R Merger Sub, Inc. had entered into the agreement and plan of merger dated September 28, 2018 (as amended on March 1, 2019, the “Merger Agreement”) pursuant to which Americas Silver would acquire all of the issued and outstanding stock of Pershing Gold (the “Transaction”). Following completion of the review and approval by the Committee of Foreign Investment in the United States, which was received on April 1, 2019, and the satisfaction of all other closing conditions, the Transaction was completed on April 3, 2019.

Pursuant to the terms of the Merger Agreement: (i) holders of Pershing Gold common stock as of the effective time for the Transaction received 0.715 common shares of Americas Silver for each share of common stock of Pershing Gold (the “Exchange Ratio”); and (ii) each outstanding share of Pershing Gold series E preferred stock (“Series E Preferred Stock”) was, at the election of the holder, (a) converted into the right to receive 461.440 new non-voting preferred shares in the capital of Americas Silver (“Preferred Shares”) or (b) converted into the right to receive the number of Common Shares to which the holder would have been entitled if each share of Series E Preferred Stock held had been converted into Pershing Gold common stock and then exchanged for Common Shares at the Exchange Ratio. On closing of the Transaction, Americas Silver issued an aggregate of 24,849,270 Common Shares and 3,678,135 Preferred Shares to former Pershing shareholders.

For detailed information regarding the Transaction, see “The Transaction”, beginning on page 75 of the Special Meeting Circular, which is incorporated by reference herein. A copy of the Merger Agreement can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov, and is attached as Appendix “H” – “Merger Agreement” to the Special Meeting Circular. Please also see the Special Meeting Circular and the material change report of Americas Silver dated April 12, 2019 relating to the completion of the Transaction, each of which is incorporated by reference herein.

Upon completion of the Transaction, Mr. Stephen Alfers was appointed to the board of directors of Americas Silver.

On April 3, 2019, Americas Silver also announced that it had agreed with the holders of certain outstanding convertible debentures of Americas Silver in the aggregate principal amount of C$5.5 million to covert such debentures into Common Shares, resulting in the issuance of an aggregate of 2,763,518 Common Shares.

Sandstorm Financing

On April 3, 2019, Americas Silver announced that it had entered into an agreement with Sandstorm Gold Ltd. (“Sandstorm”) providing for a US$25 million precious metal delivery and purchase agreement (the “Purchase Agreement”), a US$10 million convertible debenture (the “Convertible Debenture”) and a US$7.5 million equity placement (the “Private Placement” and together with the Purchase Agreement and the Convertible Debenture, the “Sandstorm Financing”).

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Pursuant to the Purchase Agreement, Sandstorm committed to fund aggregate advances of US$25 million for the construction and development of the Relief Canyon Project (the “Relief Canyon Project”) against future fixed and variable deliveries of refined gold and silver. The fixed deliveries will consist of 32,022 ounces of refined gold over a period of 66 months that will commence between 12 to 18 months from the date of the Purchase Agreement (subject to extension in certain circumstances), depending on the timing of the first gold pour. Beginning 60 months after the commencement of the fixed delivery period, variable deliveries will commence requiring Americas Silver to sell and deliver refined gold and silver equivalent to 4% of the production from the Relief Canyon Project. For the variable deliveries, Sandstorm will pay Americas Silver a cash price of between 30% and 65% of the market price of gold and silver sold and delivered depending on the area mined. No cash price is payable by Sandstorm for the fixed deliveries. Americas Silver may elect to reduce the variable delivery amount under the Purchase Agreement from 4% to 2% of production by delivering the metal repurchase price (initially 4,000 ounces of refined gold, increasing at a rate of 10% compounded annually). The US$25 million advance is conditional upon, among other things, commencement of construction of the Relief Canyon Project and the associated development plan and operational contracts. Americas Silver and its subsidiaries Pershing Gold and Gold Acquisition Corp. (“GAC”) (the direct owner of the Relief Canyon Project) have agreed to provide security in the form of first ranking pledges of the shares of Pershing Gold and GAC, guarantees from Pershing Gold and GAC, and a first ranking security interest over all of the property and assets of GAC (other than assets which do not relate to the Relief Canyon Project), for the performance of the obligations under the Purchase Agreement.

Americas Silver issued the Convertible Debenture to Sandstorm in an aggregate principal amount of US$10 million. The Convertible Debenture bears interest at a rate of 6.0% per annum, has a maturity date of April 3, 2023 and is repayable by Americas Silver at its option prior to maturity. The principal amount outstanding under the Convertible Debenture is convertible at any time at Sandstorm’s option into Common Shares at a conversion price of US$2.14 per share, subject to typical anti-dilution provisions. The issuance is subject to the approval of the NYSE American. The obligations of Americas Silver under the Convertible Debenture are secured by pledges of the shares of Pershing Gold and GAC.

In addition, as part of the Sandstorm Financing, Sandstorm entered into a subscription agreement to purchase 4,784,689 Common Shares for total consideration of US$7.5 million.

For detailed information on the Sandstorm Financing, see the material change reports of the Company each dated April 12, 2019, which are incorporated by reference herein.

Construction Decision for Relief Canyon Project

In connection with the closing of the Transaction and the announcement of the Sandstorm Financing, the board of directors of Americas Silver also approved the commencement construction of the expanded mining and heap leaching facilities at the Relief Canyon Project. The capital cost to develop the Relief Canyon Project to initial gold pour is estimated to be approximately US$28-30 million with up to an additional US$8 million in working capital (primarily for pre-commercial production operating costs) required prior to the Relief Canyon Project achieving sustainable positive cash flow. The Company expects to achieve first gold pour from the Relief Canyon Project late in the fourth quarter of 2019.

Preliminary Feasibility Study for El Cajón and Zone 120

On April 3, 2019, Americas Silver announced results of technical report entitled “Technical Report on the San Rafael Mine and the EC120 Preliminary Feasibility Study, Sinaloa, Mexico” dated May 17, 2019 and with an effective date of April 3, 2019 (the “Cosalá Technical Report”), which included a preliminary feasibility study and initial mineral reserve estimate prepared internally for a combined operation at its 100% owned El Cajón and Zone 120 silver-copper deposits (“EC120”) located near Cosalá, Sinaloa, Mexico. The Cosalá Technical Report was filed under the Company’s SEDAR profile at www.sedar.com on May 17, 2019. Permits are in place to allow development to begin; however, due to market conditions the Company has not made a production decision. See “Description of Certain Mineral Properties – Cosalá Operations” for further information regarding these mineral properties and the information and results set out in the Cosalá Technical Report in respect thereof.

DESCRIPTION OF CERTAIN MINERAL PROPERTIES

Relief Canyon Project

Certain of the information below with respect to the Relief Canyon Project has been excerpted or derived from the technical report entitled “Technical Report and Feasibility Study for the Relief Canyon Project, Pershing County, Nevada, U.S.A.” dated July 6, 2018 and prepared in accordance with NI 43-101 (the “Relief Canyon Technical Report”), which was prepared by or under the supervision of Paul Tietz, C.P.G., Neil B. Prenn, P.E., Carl E. Defilippi, P.E. and Mark Jorgensen, Q.P. of Mine Development Associates (“MDA”).

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The Company’s Relief Canyon property rights currently total approximately 27,000 acres and are comprised of approximately 1,056 owned unpatented mining claims, 120 owned millsite claims, 100 leased unpatented mining claims, and 2,228 acres of leased and 3,739 acres of subleased private lands.

The Relief Canyon Property is located about 100 miles northeast of Reno, Nevada. The nearest town is Lovelock, Nevada, approximately 15 miles west-southwest of the Relief Canyon Property, which can be reached from both Reno and Lovelock on U.S. Interstate 80. The Relief Canyon Property is reached from Lovelock by travelling approximately seven miles northeast on I-80 to the Coal Canyon Exit (Exit No. 112), then about 10 miles southeast on Coal Canyon Road (State Route 857, a paved road maintained by Pershing County) to Packard Flat, and then north on a gravel road for two miles.

On April 3, 2019, the board of directors of the Company approved the commencement construction of the expanded mining and heap leaching facilities at the Relief Canyon Project.

For further information regarding the Relief Canyon Project, see the Special Meeting Circular and the Relief Canyon Technical Report.

The tables below provide information regarding the economic analysis and cash flow for the Relief Canyon Project in the following three scenarios: pre-tax, after-tax with and without the loss carry forward.  It should be noted that Pershing Gold had approximately $73.2 million in net operating losses that can be utilized to reduce the mine’s taxable income, which will lower the amount of income taxes paid over the life of the mine. This was considered in the after-tax analysis.  The after-tax cash flow is estimated at $175.7 million. The after-tax NPV at a 5.0 percent discount rate is $133.2 million and the IRR is 86.5 percent.  If the $73.2 million in net operating losses were not carried forward with the project, the after-tax cash flow is estimated at $167.0 million, an after-tax NPV at a 5.0 percent discount rate is $125.5 million and the IRR is 79.0 percent. The economic evaluation reported here indicates that the project should proceed.

Table 1 – Pre-Tax Cash Flow

Item	Units	Preproduction	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Production Totals

Dozed Material	000’s tons	131	114		141						255
Ore	000’s tons	24	5,886	5,932	5,918	4,516	4,568	3,392			30,212

Waste Dump Material	000’s tons	25	701	0	0	578	1,214	0			2,492
Alluvium	000’s tons	383	2,255	3,147	788	2,905	1,476	7			10,579
Rock Waste	000’s tons	1,537	12,510	16,792	18,241	23,292	23,443	7,618			101,896
Total Waste	000’s tons	1,945	15,466	19,939	19,029	26,774	26,132	7,625			114,967

Total Material		1,969	21,353	25,872	24,947	31,290	30,701	11,017			145,179
Crushed Material Summary
Tons	000’s tons		5,732.4	5,990.0	6,007.6	4,546.6	4,541.0	3,419.4			30,237
Grade	oz Au/ton		0.015	0.017	0.019	0.024	0.028	0.027			0.021
Ounces	000’s ounces		87.9	100.9	115.2	108.2	125.4	93.7			631.3
Total Silver Produced	000’s ounces		4.0	51.8	93.6	101.2	84.2	85.3	11.3		431.4
Total Gold Produced	000’s ounces		68.7	83.3	86.4	83.8	93.5	93.2	0.6		509.5

Revenue	$000’s		$88,576.8	$107,418.7	$111,441.9	$108,164.1	$120,639.7	$120,194.6	$837.8		$657,273.5
Refining and Transportation	000’s		$686.6	$832.7	$863.9	$838.5	$935.2	$931.7	$6.5		$5,095.1
Royalties (2.15%)	$000’s		$1,888.3	$2,273.8	$2,345.2	$2,272.7	$2,544.7	$2,534.8	$14.0		$13,873.4

Net Profit	$000’s		$86,001.9	$104,312.2	$108,232.7	$105,052.9	$117,159.8	$116,728.0	$817.3		$638,304.9
Operating Cost
Silver Credit	$000’s		$(64.2)	$(829.4)	$(1,497.2)	$(1,619.6)	$(1,346.8)	$(1,364.1)	$(180.8)		$(6,902.1)
Mining	$000’s		$41,670.4	$46,331.3	$49,889.0	$61,942.2	$64,225.1	$24,035.4			$288,093.5
Load Crusher	$000’s		$2,121.0	$2,216.3	$2,222.8	$1,682.3	$1,680.2	$1,265.2			$11,187.7
Processing	$000’s		$15,760.0	$16,328.0	$16,728.0	$15,292.0	$12,364.0	$9,723.0			$86,195.0
G & A	$000’s		$2,450.2	$2,450.2	$2,148.2	$2,148.2	$2,148.2	$1,675.6			$13,020.8

Total Operating Cost	$000’s		$61,937.4	$66,496.5	$69,490.8	$79,445.1	$79,070.7	$35,335.2	$(180.8)	$0.0	$391,594.8
Cost $/ton Ore			11.0	11.5	12.0	17.2	13.7	6.6			$12.95
Cost $/ounce Au recovered			922.1	824.3	837.0	931.8	636.8	155.8			$768.56
			$61,937.4	$66,496.5	$69,490.8	$79,445.1	$79,070.7	$35,335.2	$(180.8)	$0.0	$391,594.8
Net after Operating Costs	$000’s		$24,064.5	$37,815.7	$38,741.9	$25,607.8	$38,089.2	$81,392.8	$998.1	$0.0	$246,710.1
Cumulative Cashflow	$000’s		$24,064.5	$61,880.2	$100,622.2	$126,230.0	$164,319.1	$245,712.0	$246,710.1
Capital Cost	$000’s	$28,238.8	$10,571.0	$(5,260.9)	$9,197.3	$0.0	$0.0	$(3,000.0)	$4,000.0	$(690.0)
Cash Flow with Capital	$000’s	$(28,238.8)	$13,493.5	$43,076.7	$29,544.7	$25,607.8	$38,089.2	$84,392.8	$(3,001.9)	$690.0	$203,654.0
Cumulative Including Capital	$000’s	$(28,238.8)	$(14,745.3)	$28,331.4	$57,876.1	$83,483.9	$121,573.0	$205,965.8	$202,964.0	$203,654.0

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Table 2 – After-Tax Cash Flow

Item	Units	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Totals
After Tax Evaluation-Lease Equipment
Net Profit before Tax	$000’s		$24,064.5	$37,815.7	$38,741.9	$25,607.8	$38,089.2	$81,392.8	$998.1	$0.0	$246,710.1
Nevada Net Proceeds	$000’s		$476.6	$1,899.9	$1,295.1	$998.5	$1,652.1	$4,071.1	$0.0	$0.0	$10,393.3
Net after Net Proceeds	$000’s		$23,587.9	$35,915.8	$37,446.9	$24,609.3	$36,437.1	$77,321.7	$998.1	$0.0	$236,316.8
Depreciation	$000’s		$3,744.5	$5,295.5	$3,643.4	$5,637.9	$5,046.6	$2,970.1	$0.0	$0.0	$26,338.0
Net before Depletion	$000’s		$19,843.4	$30,620.3	$33,803.5	$18,971.4	$31,390.4	$74,351.6	$998.1	$0.0	$209,978.7
Depletion (15%)	$000’s		$12,900.3	$15,646.8	$16,234.9	$15,757.9	$17,574.0	$17,509.2	$0.0	$0.0	$95,623.1
Depletion (50% max)	$000’s		$9,921.7	$15,310.2	$16,901.7	$9,485.7	$15,695.2	$37,175.8	$0.0	$0.0	$104,490.3
Depletion Taken	$000’s		$9,921.7	$15,310.2	$16,234.9	$9,485.7	$15,695.2	$17,509.2	$0.0	$0.0	$84,156.9
Taxable Income	$000’s		$9,921.7	$15,310.2	$17,568.6	$9,485.7	$15,695.2	$56,842.4	$998.1	$0.0	$125,821.8
Loss Carry Forward	$000’s		$9,921.7	$15,310.2	$17,568.6	$9,485.7	$15,695.2	$5,218.7			$73,200.0
Taxable Income	$000’s		$0.0	$0.0	$0.0	$0.0	$0.0	$51,623.7	$998.1	$0.0	$52,621.8
Income Tax (21%)	$000’s		$0.0	$0.0	$0.0	$0.0	$0.0	$17,552.1	$0.0	$0.0	$17,552.1
Income After Tax	$000’s		$0.0	$0.0	$0.0	$0.0	$0.0	$34,071.6	$998.1	$0.0	$35,069.8
Loss Carry Forward	$000’s		$9,921.7	$15,310.2	$17,568.6	$9,485.7	$15,695.2	$5,218.7	$0.0	$0.0	$73,200.0
Depletion	$000’s		$9,921.7	$15,310.2	$16,234.9	$9,485.7	$15,695.2	$17,509.2	$0.0	$0.0	$84,156.9
Depreciation	$000’s		$3,744.5	$5,295.5	$3,643.4	$5,637.9	$5,046.6	$2,970.1	$0.0	$0.0	$26,338.0
Net After Tax	$000’s		$23,587.9	$35,915.8	$37,446.9	$24,609.3	$36,437.1	$59,769.6	$998.1	$0.0	$218,764.7
Capital Cost	$000’s	$28,238.8	$10,788.0	$(5,478.0)	$9,197.3	$0.0	$0.0	$(3,000.0)	$4,000.0	$(690.0)	$43,056.1
After Tax Cashflow	$000’s	$(28,238.8)	$12,799.8	$41,393.8	$28,249.6	$24,609.3	$36,437.0	$62,769.6	$(3,001.9)	$690.0	$175,708.6
Cumulative After Tax Cashflow	$000’s	$(28,238.8)	$(15,438.9)	$25,954.9	$54,204.5	$78,813.8	$115,250.8	$178,020.4	$175,018.6	$175,708.6
NPV (5%)	$000’s										$133,208.4
NPV 7.5%	$000’s										$116,544.3
NPV 10%	$000’s										$102,252.6
IRR	%										86.5%

Table 3 – After-Tax Cash Flow (no loss carry forward)

Item	Units	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Totals
After Tax Evaluation-Lease Equipment
Net Profit before Tax	$000’s		$24,064.5	$37,815.7	$38,741.9	$25,607.8	$38,089.2	$81,392.8	$998.1	$0.0	$246,710.1
Nevada Net Proceeds	$000’s		$476.6	$1,899.9	$1,295.1	$998.5	$1,652.1	$4,071.1	$0.0	$0.0	$10,393.3
Net after Net Proceeds	$000’s		$23,587.9	$35,915.8	$37,446.9	$24,609.3	$36,437.1	$77,321.7	$998.1	$0.0	$236,316.8
Depreciation	$000’s		$3,744.5	$5,295.5	$3,643.4	$5,637.9	$5,046.6	$2,970.1	$0.0	$0.0	$26,338.0
Net before Depletion	$000’s		$19,843.4	$30,620.3	$33,803.5	$18,971.4	$31,390.4	$74,351.6	$998.1	$0.0	$209,978.7
Depletion (15%)	$000’s		$12,900.3	$15,646.8	$16,234.9	$15,757.9	$17,574.0	$17,509.2	$0.0	$0.0	$95,623.1
Depletion (50% max)	$000’s		$9,921.7	$15,310.2	$16,901.7	$9,485.7	$15,695.2	$37,175.8	$0.0	$0.0	$104,490.3
Depletion Taken	$000’s		$9,921.7	$15,310.2	$16,234.9	$9,485.7	$15,695.2	$17,509.2	$0.0	$0.0	$84,156.9
Taxable Income	$000’s		$9,921.7	$15,310.2	$17,568.6	$9,485.7	$15,695.2	$56,842.4	$998.1	$0.0	$125,821.8
Loss Carry Forward	$000’s		$0.0	$0.0	$0.0	$0.0	$0.0	$0.0			$0.0
Taxable Income	$000’s		$9,921.7	$15,310.2	$17,568.6	$9,485.7	$15,695.2	$56,842.4	$998.1	$0.0	$125,821.8
Income Tax (21%)	$000’s		$2,083.6	$3,215.1	$3,689.4	$1,992.0	$3,296.0	$11,936.9		$0.0	$26,213.0
Income After Tax	$000’s		$7,838.1	$12,095.0	$13,879.2	$7,493.7	$12,399.2	$44,905.5	$998.1	$0.0	$99,608.9
Loss Carry Forward	$000’s		$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Depletion	$000’s		$9,921.7	$15,310.2	$16,234.9	$9,485.7	$15,695.2	$17,509.2	$0.0	$0.0	$84,156.9
Depreciation	$000’s		$3,744.5	$5,295.5	$3,643.4	$5,637.9	$5,046.6	$2,970.1	$0.0	$0.0	$26,338.0
Net After Tax	$000’s		$21,504.3	$32,700.7	$33,757.5	$22,617.3	$33,141.1	$65,384.8	$998.1	$0.0	$210,103.8
Capital Cost	$000’s	$28,238.8	$10,788.0	$(5,478.0)	$9,197.3	$0.0	$0.0	$(3,000.0)	$4,000.0	$(690.0)	$43,059.1
After Tax Cashflow	$000’s	$(28,238.8)	$10,716.3	$38,178.7	$24,560.2	$22,617.3	$33,141.0	$68,384.8	$(3,001.9)	$690.0	$167,047.7
Cumulative After Tax Cashflow	$000’s	$(28,238.8)	$(17,522.5)	$20,656.2	$45,216.4	$67,833.7	$100,974.7	$169,359.5	$166,357.7	$167,047.7
NPV (5%)	$000’s										$125,476.2
NPV 7.5%	$000’s										$106,303.1
NPV 10%	$000’s										$95,379.2
IRR	%										79.0%

Cosalá Operations

In Sinaloa, Mexico, the Company operates the 100%-owned Cosalá Operations, which is made up of the Nuestra Señora silver-zinc-copper-lead mine, which has been placed on care and maintenance, the San Rafael silver-zinc-lead mine (“San Rafael”), which entered commercial production in December 2018, and the Zone 120 silver-copper exploration project.

Technical information described below relating to the Cosalá Operations is derived from Cosalá Technical Report. The qualified persons named as authors of the Cosalá Technical Report are Daren Dell, P.Eng., Shawn Wilson, P.Eng., Neil de Bruin, P.Geo, and James Stonehouse, SME (RM), each of the Company. The Cosalá Technical Report, which constitutes the current technical report for the Cosalá Operations, was filed on SEDAR on May 17, 2019 and is available under the Company’s profile at www.sedar.com.

Property Description, Location and Access

The San Rafael mine, EC120 Project and Los Braceros plant are located in the east-central portion of Sinaloa, Mexico near the town of Cosalá. The town of Cosalá is approximately 180km north of Mazatlán. Mazatlán is serviced by an international airport with daily flights connecting it to Mexico City and several major centres in the United States. Access to site from Mazatlán is via Mexico Highway 15N, a major north-south trucking route, and then SIN Highway 1. Driving time is about 2.5 hours. Access to San Rafael and EC120 from Cosalá is via rural paved and dirt roads approximately 15km in length. These roads can accommodate standard highway vehicles. The entire project area is easily accessible year-round with two-wheel-drive vehicles.

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The property consists of 67 mining concessions covering a total area of 19,390.7ha. These concessions and fractional concessions are 100% owned by Americas Silver’s subsidiaries Minera Platte River Gold S. de R.L. de C.V. (“MPRG”) and Minera Cosalá S.A. (“MCO”). The Company is current with respect to all applicable concession lease payments and work commitments. Americas Silver also holds certain surface rights for portions of the property.

The mining concessions are held under two separate entities at Cosalá. MPRG holds 51 mineral concessions totalling 6,718.9 ha. MCO holds 16 mining concessions totalling 12,671.8 ha. In total, Americas Silver holds 67 mining concessions covering a total area of 19,390.7ha.

All concessions remain valid for 50 years from the date of title as long as the semi-annual mining duties are paid and minimum annual work requirements are met. The mining duties are based on the number of years for which the concession has been held and the area of the concession. Total, current, semi-annual mining duties for the 67 concessions owned by Americas Silver are approximately MXN3.3 million, payable to the Secretaría de Economía, Coordinación General de Minería, Dirección General de Minas. The current total minimum annual work commitment, including exploration and mining, for all the concessions is approximately MXN56.9 million.

On March 16, 2011, Scorpio, a predecessor to Americas Silver, acquired five mineral concessions in the Cosalá district, immediately adjacent to its existing concessions, from Grupo Industrial Minera Mexico S.A. de C.V. (“IMMSA”), a subsidiary of Grupo Mexico. These concessions (El Cajón, El Cajón 2, El Magistral, La Escondida and Simon) covering 1,387ha are subject to a 1.25% net smelter return (“NSR”) royalty payable to IMMSA on future production. Additionally, Cosalá 2 concession covering 307ha is subject to a 1.5% NSR payable to two private individuals on future production. The planned San Rafael and EC120 production does not extend onto any of these six concessions.

History

The Cosalá district was discovered and locally worked by the Spanish approximately 400 years ago with production of enriched silver ore from the upper levels of the Nuestra Señora mine. However, no records of any kind remain from their activities. At the turn of the 19th century, French engineers through Negociación Minera La República reportedly developed and worked the Nuestra Señora mine with a 10-stamp mill that produced 800 to 1,000kg of silver per month. Activities in the area may have been halted after the 1910 Mexican Revolution.

In 1949, Asarco Mexicana (“Asarco”) purchased the Nuestra Señora mine and property and carried out exploration and development, putting the property into production in 1954. Ore was mined from four nearby deposits (Nuestra Señora, Santo Domingo, Candelaria and Santa Teresa), with most of the production coming from the Nuestra Señora mine down to the 8th level. The Ag-Zn-Pb-Cu-Au ore was processed in a 450tpd flotation plant. Asarco also mined similar material from the La Estrella mine north of San Rafael. In addition, Asarco conducted some work at El Cajón, sending the material to the mill at La Estrella.

In or about February 1965, Asarco ceased production from Nuestra Señora, presumably because of anticipated Mexican government policies (Spring and Breede, 2008), and subsequently removed all of the mining equipment. Asarco let its concessions lapse in 1980.

Over the years, there have been numerous companies that have owned, operated and explored the property. Americas Silver acquired the property through its merger with Scorpio on December 23, 2014. During this time, the Nuestra Señora mine was in operation and processing ore at its Los Braceros plant. The Company released results of the preliminary feasibility study for the San Rafael project (the “2016 San Rafael PFS”) in March 2016 and started construction of the mine in September 2016.

In early April 2016, unusual ground movement was observed at the Nuestra Señora mine. The disturbance was located in the upper levels of the mine near old workings which predate the Company’s involvement with the project. An analysis of the situation showed there was a risk to the structural integrity of the mine portal. A new portal and approximately 120m of development were completed to re-establish safe access to the mine and operations resumed in late June 2016. During the suspension of ore production from Nuestra Señora, mill feed consisted of stockpiled material as well as historic dumps and near surface mineralization at the past-producing La Estrella mine at the north end of the Company’s land holdings.

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Primary ramp development at San Rafael advanced with approximately 25% complete by year end in 2016. The project received initial deliveries of new mobile equipment, and transfer of workers and equipment from the Nuestra Señora mine began. Ongoing review of development plans and savings from the relocation and reuse of existing equipment allowed the initial capital cost estimate to be reduced to $18 million from the original cost of $22 million presented in the 2016 San Rafael PFS.

Development at the El Cajón project recommenced in Q4 2016. Plans were put in place to have mill feed supplemented by El Cajón production as the Nuestra Señora mine wound down. A small stockpile had been established by year-end 2016.

In early 2017, production from the Nuestra Señora mine began to slow as preparations were made to transition the Cosalá Operation to other ore sources. Activities continued at the previously-idle El Cajón mine to bring it into limited production beginning in Q1 2017. A total of approximately 110,000 tonnes were processed between January and September 2017. The El Cajón mine is currently on care and maintenance.

Successful development of the San Rafael mine was the Company’s top priority during 2017 and commercial production was declared as of December 2017. Ramp development was slowed during the year by difficult ground conditions at the contact between the overlying volcanic rock and the limestone beneath. However, improvements were found in other areas of the mine design and the Company began stockpiling ore in late August. Construction of the mill modifications was completed, and the plant switched to San Rafael ore as the sole feed source in November. The Los Braceros mill averaged approximately 1,400 tonnes per day (“tpd”) through the pre-production period with silver, zinc and lead recoveries within 5% of Company expectations consistent with the 2016 San Rafael PFS. Construction was completed for approximately $16 million, 32% below the pre-feasibility study estimate.

Exploration drilling resumed in 2017 at the Cosalá Operation for the first time since 2014. An initial 4,000m diamond drill program at the silver-copper Zone 120 deposit adjacent to the San Rafael mine commenced in April, focusing on upgrading the existing resource as well as expanding the footprint of mineralization to the southeast. Following up on the success of stepout drilling, the Company drilled 3,260m in seven holes to further test continuity and expand the mineralized footprint.

Production from the Nuestra Señora mine stopped in early 2018 and the mine is currently on care and maintenance. The San Rafael mine continued advancing underground development into the Main Zone during 2018 in order to prepare the mine for 2019 production with targeted silver grades of approximately 60g/t with further increases expected in the silver grade in 2020 and beyond.

Geological Setting, Mineralization and Deposit Types

The Cosalá mining district lies along the western edge of the Sierra Madre Occidental, an extensive volcanic province covering approximately 800,000km2. The pre-volcanic basement consists of a variety of tectonic/stratigraphic terranes of Precambrian, Paleozoic and Mesozoic rocks. Within the western Sierra Madre Occidental, the Mesozoic rocks have been altered to recrystallized limestone and skarn in many locations. An extensional, basin and range-type phase of faulting overprinted the western portion of the Sierra Madre Occidental during formation of the Gulf of California in Miocene time. In the Cosalá region, this late-Tertiary faulting produced an extensive, northwest-trending graben and related, parallel fault system, along with later northeast-trending dextral faults.

Mineralization within the Cosalá mining district is related to granodioritic or granitic intrusions of the Sinaloa Batholith, a composite gabbroic to granodioritic complex that induced strong contact metamorphism in adjacent sedimentary and volcano-sedimentary units.

The surface geology of the San Rafael area is dominated by intrusive and extrusive volcanic rocks that make up much of the Sierra Madre Occidental. Cretaceous limestone, commonly recrystallized and marbleized, but only locally skarn-altered, is exposed within windows in the Tertiary volcanic rocks and is the oldest unit identified to date in the San Rafael- EC120 area. The basal Tertiary unit is a volcaniclastic arenite (“volc-arenite”) composed of heterolithic volcanic clasts that are variable in size, sub-angular to sub-rounded, and commonly porphyritic. This unit is divided by Americas Silver geologists into an upper unit, Va1, and a lower unit, Va2. Clast and grain size generally range from fine-grained sand to medium-sized boulders, and the unit commonly displays graded bedding. The arenite is an extensive rock type on the property and is also the primary host for skarn alteration/mineralization at Zone 120 and the original La Verde mine. Va2 is characterized by higher content of sedimentary derived (carbonate) fragments and is prone to skarn development and forms a referred host rock for mineralization. Va1 is more siliceous and forms a hornfelsic rock which is less favourable for replacement ores and characterized by fracture filling and veinlets when mineralized. The contact between the Cretaceous limestone and the volc-arenite is disconformable and is often represented by a karst surface. Overlying the basal arenite are andesitic flows, andesitic tuffs and dacitic tuffs. At San Rafael, the basal arenite section is missing, and massive sulphide mineralization occurs primarily along the dacite tuff-Cretaceous limestone contact, with additional mineralization within the dacite in the Upper Zone and more distal skarn-altered volc-arenite, which is the main host rock for Zone 120, where it reoccurs northeast of San Rafael. The youngest rock type is felsic rhyolite tuff. The rhyolite tuff contains quartz phenocrysts and small lithic fragments. Although there are silver-gold veinlets that cross cut the tuff, no strong silver-copper-gold or silver-lead-zinc mineralization has been identified in the rhyolite. Figure 1 shows the geology of the San Rafael and EC120 areas.

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Figure 1 – Detailed Geology

N
Zone 120
San Rafael
El Cajon
0
100
200
meters
Source: Americas Silver Corporation 2019
GEOLOGICAL - LEGEND
Qal Alluvium
Tr Rhyolitic Tuff
Dt Dacitic Tuff
Andesitic Tuff
Agv Andesitic Anglomeratic
Di Diorite
Sk Skarn
Vo Volcanic
Ls Limestone
Gd Granodiorite
MINERALIZATION
Zone 120
San Rafael Main And Upper
El Cajon
Existing Development
AMERICAS SILVER CORPORATION
MINERA PLATTE RIVER GOLD, S. De . R.L De C.V.
By: Jorge P. / Adrian P.
Drawing: Eder G.
Datum:
NAD 27
ZONE 13 NORTH
Geological Map Of San Rafael Main El Cajon And Zone 120

Three types of intrusions are present in the San Rafael-El Cajón area. Medium- to coarse-grained granodiorite, which is part of the district-wide batholith, crops out in the western part of the project area and was also intersected at the bottom of a number of PRG drill holes in the El Cajón area. There are also large, local intrusions of diorite, often occurring as sills, that are interpreted to be related to the emplacement of the batholith. Andesitic dikes and sills, which are sometimes weakly magnetic, are also present.

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Three principal zones of sulphide mineralization have been identified within a broad area of skarn alteration in the vicinity of San Rafael and nearby El Cajón. The San Rafael Main Zone consists of masses of sulphide grains that occur as replacements at an unconformable contact between what is believed to be Tertiary dacite tuff and Cretaceous limestone. This surface exhibits significant development of karst with occasional caverns up to 150m2 in plan. Although it can be difficult to determine the host rock when total sulphide content is 90 to 100%, most of the massive sulphide replacement mineralization appears to be hosted in the rubble of the karst horizon or within the dacite tuff. It contains silver, lead and zinc mineralization with lesser gold and copper. The main minerals are pyrite, pyrrhotite, sphalerite and galena with minor marcasite, chalcopyrite and magnetite. This mineralization in the San Rafael Main Zone is often associated with quartzsericite-pyrite alteration that has been interpreted as more distal skarn alteration. It has also been suggested that the San Rafael Main Zone displays many similarities to volcanogenic massivesulphide deposits, such as those found in the Guerrero Terrane in central Mexico.

The Main Zone sulphide body is discrete, tabular, and lies along the shallow-dipping dacite tuff-limestone contact (Figure 2) where it has been referred to as “massive-sulphide mineralization” in previous reports. The zinc, lead and silver minerals include sphalerite and galena. The contacts of all elemental zones generally overlap within the massive sulphide, but mineral-shell boundaries and their internal grade distribution are not necessarily coincident.

The Main Zone mineralization as currently defined has a 1,000m strike length, is 15 to 20m thick, and extends down dip continuously for 300m and discontinuously for up to 600m. The Main Zone deposit strikes 320o and dips variably between 10° and 30° towards the southwest. The Main Zone sulphide mineralization has been oxidized to a variable depth below surface, usually less than 30m, though in the northeast portion of the deposit oxidation can extend down dip for as much as 200m.

The silver-gold Upper Zone lies within the Tertiary volcanic rocks approximately 50 to 100m above the Main Zone sulphide replacement mineralization of the San Rafael deposit. The mineralized horizon can be up to 15m thick but often is approximately 5m thick. The Upper Zone is composed of irregular, sub-horizontal layers sub-parallel to the Main Zone. Mineralization consists of sulphides, however, sulphide content is much less than in the Main Zone. Weak base-metal mineralization with silver also occurs.

Zone 120 occurs not as a single horizon, but as multiple bedding- and intrusive-contact-related mineralized horizons. As currently defined, the Zone 120 mineralization occurs within a rock volume that is approximately 600m long, 250m wide and extends to a depth of about 350m below the surface. It strikes in a direction of 330°, and below the massive sulphide, the bedding-related mineralization dips steeply to the northeast at approximately 50°. The Zone 120 mineralization is interpreted to occur along near-vertical contacts between diorite and skarn-altered lime rich volcarenites in the lower parts, and in quartz-sericite-pyrite-altered volcarenites in the upper portions. The quartz altered material is now referred to as hornfels, differing from earlier interpretations. Hornfels seems to be developed in carbonate poor rocks whereas the more highly mineralized skarn is developed in more carbonate rich rocks. Carbonate content is judged based on fragments and inclusions with the Va2 or volcarenite package. The Zone 120 mineralization extends upwards to overlap with the Main Zone mineralization (Figure 2). Mineralization is associated with generally 2 to 10% sulphides and is more irregular in shape and more variable in mineral character than the San Rafael Main Zone. It consists of silver-copper-gold mineralization in the form of chalcopyrite and tetrahedrite with minor pyrite, galena, sphalerite, arsenopyrite, chalcocite, jalpaite, native silver, copper and bismuth. This mineralization accompanies pyroxene-garnet-calcite skarn alteration. Mineralization is best developed in unit Va2, a volcarenite with a high component of carbonaceous fragments and carbonate. These are contained with beds of the same unit which a more siliceous and from hornfels instead of calcareous skarn. The hornfels are not a favourable host generally. Both skarn alteration and sulphide mineralization are spatially associated with intermediate dikes, sills and small stocks.

El Cajón mineralization consists of mantos and chimneys developed in skarn and recrystallized limestone. El Cajón and Zone 120 mineralization are similar in character consisting of veinlets and replacements of chalcopyrite and tetrahedrite-tennantite. The El Cajón deposit is roughly oval shaped extending 550m east-west and 400m north-south, with the mineralization aligned along the general 330° strike and 20° northeast dip of the limestone country rock. It varies in depth from approximately 20m below surface to a depth of approximately 250m.

Minor oxide mineralization occurs throughout the San Rafael and EC120 area. Significant gossan horizons are exposed along road cuts located up dip from the San Rafael sulphide mineralization, and a strong gossan surface trend occurs within the Los Manueles area just north of San Rafael. The exposed San Rafael oxide mineralization has been explored by shallow drill holes and surface trenches and has been sampled for metallurgical test work, however, it contributes only incrementally to the current San Rafael resource.

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Zone 120 in the eastern portion of the San Rafael deposit contains silver-copper mineralization within garnet-pyroxene-calcite skarn. The strong metasomatic alteration and the close spatial relationship with a large dioritic intrusion suggest that Zone 120 represents a proximal skarn deposit. Silver-lead-zinc mineralization, in the form of massive sulphide replacements in the Main Zone and, to a lesser extent, in the Upper Zone is associated with quartz-sericite-pyrite alteration. This alteration and mineralization type is believed to be a more distal phase of the skarn system. El Cajón is a proximal silver-copper skarn related to an adjacent nearly cylindrical diorite intrusive body. Mineralization at El Cajón is replacement type and occurs as horizons in recrystallized limestone which are connected by mineralized zones localized by steeply dipping contacts, faults and fractures. Each of these three deposits appears to be related to different intrusive bodies which served as the source of mineralization.

Figure 2 – Schematic Cross-Section with Mineralized Zones

Exploration

As of June 30, 2018, a total of 600 exploration drill holes for 104,443m had been completed for the EC120 (El Cajón and Zone 120) and the San Rafael Main and Upper zones. This total includes 282 drill holes completed by PRG between 2004 and 2008 and 318 drill holes completed by Scorpio and Americas Silver between 2010 and June 2018. The drilling consists of 174 exploration drill holes for 32,903m in El Cajón, 78 drill holes for 26,760m in Zone 120 and 348 drill holes for 44,780m in the Main and Upper Zones at San Rafael.

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Quantec Geoscience Ltd. completed a 48-line km Titan-24 DC/IP geophysical survey centered over the San Rafael area in 2010 (Izarra, 2010) at the request of Americas Silver. The survey was initiated in June 2010 and covered a 3km by 3km area, using 100m dipole spacing with a 200m line spacing. Interpreted results from this survey led to seven exploration core holes being drilled at El Cajón between September and November 2010 to test some of the geophysical anomalies. A total of 2,555.1m was drilled but the results were not encouraging and have not been followed up by additional drilling.

Apart from the DC/IP survey and core drilling summarized above, Americas Silver has conducted road building and surface mapping.

Drilling

As of June 30, 2018, a total of 600 exploration drill holes for 104,443m had been completed for the El Cajón, Zone 120, Main Zone and Upper Zone. This total includes 282 drill holes completed by PRG between 2004 and 2008 and 318 drill holes completed by Scorpio and Americas Silver between 2010 and June 2018. Table 4 shows details of the amount of drilling at each area.

Table 4 – Drill Holes for San Rafael, Zone 120 and El Cajón

Target	# of RC Drill Holes	Length (m)	# of Core Drill Holes	Length (m)	# RC- Core Drill Holes	Length (m)
Platte River Gold (2004 through 2008)
El Cajón	24	3,712.4	38	9,021.4	26	6,204.0
San Rafael- Main and Upper	119	17,690.0	30	5,177.9	20	3,836.7
Zone 120	5	1,191.8	13	2,376.2	7	2,181.7
Sub Total -PRG	148	22,594.2	81	16,575.5	53	12,222.4

Scorpio and Americas Silver (2010 through June 2018)
El Cajón			86	13,965.0
San Rafael- Main and Upper			179	18,075.8
Zone 120			53	21,010.2
Sub Total – Scorpio and Americas Silver			318	53,053.0
Total All	148	22,594.2	399	69,628.5	53	12,222.4

Notes:

1.	Numbers may not add due to rounding.

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Figure 3 indicates the location of the drill holes in the EC120 and San Rafael areas up to June 2018.

Figure 3 – Drill Hole Collars in San Rafael, Zone 120 and El Cajón

Zone 120 - Mineralization Envelope
San Rafael - Mineralization Envelope
El Cajón - Mineralization Envelope
Silvia Maria Boundary T-147043
Source: Americas Silver Corporation 2019
333,250 mE
333,500 mE
333,750 mE
334,000 mE
334,250 mE
meters
0
125
250
Legend
D.D.H Before 2018
D.D.H 2018
Mineralization Envelope
Silvia Maria Boundary
AMERICAS SILVER CORPORATION
MINERA PLATTE RIVER GOLD, S. De . R.L De C.V.
By: Jorge P. / Adrian P.
Drawing: Edder G.
Datum:
NAD 27
ZONE 13 NORTH
Drill hole location Map Of San Rafael Main El Cajón And Zone 120

The PRG drilling was completed in four phases from late 2004 to 2008. Scorpio had two major drill campaigns in 2010 and 2012, and Americas Silver has drilled since 2014.

As of June 30, 2018, the Company had completed 174 exploration drill holes for 32,903m in El Cajón, 78 drill holes for 26,760m in Zone 120 and 348 drill holes for 44,780m in the Main and Upper Zones at San Rafael. Table 5 provides information regarding drilling completed per phase and year, and the areas targeted.

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Table 5 – San Rafael and EC120 Drilling From 2004 to 2018

Company	Period	Drill Method	Drill Company	No. of holes	Meters Drilled (m)	Target Area
PRG Phase 1	2004 to mid-2005	RC	Layne	8	1,606.3	Tested prospects at El Cajón
PRG Phase 2	Late 05 to mid-06	RC	Layne	96	11,420.3	Tested prospects throughout San Rafael (Main, Upper and
		RC/Core	Major	17	3068.1	Zone 120) and El Cajón,
		Core	Major	20	4,744.6	Tested prospects at El Cajón
PRG Phase 3	Early to	RC	Layne	34	8,514.5	Tested prospects throughout San Rafael (Main
	mid-2007	RC/Core	Major	26	6,405.9	and Zone 120) and El Cajón,
		Core	Major	21	3,744.5
PRG Phase 4	2008	RC/Core	Major	5	2,181.7	Zone 120 and defining the limited extents of the oxide mineralization, as well as minor step-out
		Core	Major	40	8,086.5	drilling at El Cajón.
Scorpio	2010	Core	Major	4	1,555.1	Target Geophysical Anomaly in general El Cajón area. No positive results yielded from the drilling.
	2011	Core	Maza	93	8,592.80	Tested prospects throughout San Rafael (Main, Upper and Zone 120)
	2012	Core	Maza	80	11,278.7	Eastern extensions of El Cajón, San Rafael (Main, Upper and Zone 120)
Americas Silver	2014	Core	Maza	10	1,440.2	Tested prospects throughout San Rafael (Main, Upper and Zone 120).
	2015	Core	Maza	11	1,022.7	Tested prospects throughout San Rafael (Main and Upper zones)
	2017	Core	Maza	59	12,155.6	San Rafael Main, Upper and Zone 120 and underground at El Cajón
	2018	Core	Maza	46	13,831.1	San Rafael Main, Upper and Zone 120.

Different drilling methods were used, with earlier drill holes completed using RC and core drilling methods. Since 2008, drill holes were mostly cored or started with the RC method and then completed using core drilling methods.

In Phase I and Phase II, the rigs were set up with a predetermined azimuth, and no subsequent checking on the rig orientation occurred. During Phase III and Phase IV, the rig orientation was routinely checked by the responsible geologist using a Brunton compass. Corrections to actual rig orientation were noted and changed on the drill log before being entered into the database.

The RC drill holes were completed using a 5 1/ 8in. to 5 1/ 2in. drill bit and Layne de Mexico, S.A. de C.V. (“Layne”) was the operator. Samples were collected every 5ft, or 1.5m, depending on the drill rig. During 2010, core drilling was done by Major Drilling de Mexico, S.A. de C.V. (“Major”) with a track-mounted UDR-650 drill with RC and core capabilities. Since 2011, Scorpio and Americas Silver has used Maza Drilling de Mexico, S.A. de C.V. (“Maza”) out of Mazatlán using Forage Val d’Or 38 rigs, drilling HQ size core (63.5 mm), and reducing to NQ size (47.6 mm) when necessary. Drill runs were consistently 3m, though shorter runs are used in the occasional interval of broken ground. Drill holes targeting Zone 120 in 2017 and 2018 were NQ-diameter core.

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Drill hole collars were surveyed with a Trimble total station survey instrument by Servicio Topographic (now Terra Group) of Hermosillo during the earlier phases. The 2010 to 2012 drill collars were located by total station surveying provided by Hector Martinez, a licensed surveyor. Since 2014 drill collars have been surveyed with a total station or by triangulation by Americas Silver mine personnel.

The majority of RC holes in Phase II and Phase III were surveyed down-hole with a Reflex EZ- Shot survey tool giving digital readings. Several of the down-hole azimuth readings could not be used due to surveys being taken inside the drill rods, with magnetic effect resulting in meaningless readings. Vertical RC drill holes remain as undeviating vertical holes in the database. For the angle holes, the azimuth reading in the database is the estimated collar azimuth and dip readings were determined by the geologist using a Brunton compass.

During Phase III (2007) and IV (2008), core down-hole surveys were taken below the drill rods, and the azimuth and dip readings were used in the database. The magnetic nature of some of the project lithologies, especially the dioritic intrusions on the east side of San Rafael, resulted in a number of azimuth readings significantly deviated from either the collar set-up orientation or from adjacent down-hole readings. The values were checked and verified and readings that appear correct were entered into the database, while erroneous readings were excluded from the database. Since 2010 down-hole survey information was collected using a Reflex survey tool operated by Scorpio and Americas Silver personnel.

Sample Preparation, Analysis and Data Verification

Samples were sent to ALS laboratory in Hermosillo for sample preparation and analysis. Silver, copper, lead and zinc were analyzed by four-acid (HF-HNO3-HClO4-HCl) digestion and inductively coupled plasma atomic-emission spectrometry (“ICP-AES”) and/or atomic absorption (“AA”) finish (ALS method OG62). Gold was analyzed by 30g fire assay with AA finish (“FA-AA”). Pulps were sent by ALS from Hermosillo to the ALS assay laboratory in North Vancouver, British Columbia, Canada, for analysis.

RC rig duplicates were regularly checked by a second laboratory during drilling. SGS de México S.A. de C.V. (“SGS”) was used for the Phase I and II check assaying. Sample preparation occurred at the SGS facility in Durango City, Durango, Mexico, and the pulps were sent to Toronto, Ontario, Canada for analysis. SGS used a similar multi-acid digestion and ICP-AES analysis (SGS method ICP90A), for the base-metal and silver, and a FA-AA process for the gold. International Plasma Labs Limited (“IPL”) was used for the Phase III check assaying. Samples were prepared at IPL’s facility in Hermosillo, Sonora, Mexico, and the pulps were sent to Richmond, British Columbia, Canada for analysis. IPL used a similar multi-acid digestion for the base-metal and silver analysis, and a FA-AA process for the gold.

Samples were delivered to ALS’s preparation laboratory in either Hermosillo or Chihuahua for drying, crushing and pulverizing. ALS then shipped the pulps by air-freight to ALS in North Vancouver, British Columbia, Canada for assaying. ALS is accredited to ISO 17025 and is independent of Americas Silver. Gold was analyzed by FA-AA on a 30g sample (ALS method Au-AA23). Silver, lead, zinc and copper were analyzed by HF-HNO3-HClO4 digestion with HCl leach and ICP-AES or AA finish (ALS method OG62). Samples were also analyzed for 33 major, minor and trace elements by ICP-AES following a four-acid digestion (ALS method ME-ICP61) for the drilling campaigns between 2014 and 2018. Over limits were re-analyzed by AA (ALS method OG62) for silver, copper, lead and zinc.

Security of samples is important for any sample which may be publicly reported or might be used in a resource estimation. Samples are accompanied by Company personnel from the collection site to the sample preparation facility. Samples are not left unattended for any period for any reason. All personnel with access to the sample preparation area are aware of the importance of sample security and not contaminating samples. Samples ready for shipment are secured in bags or boxes and kept in a secure area. If no security personnel are present, the sample is locked in a secure area.

When transporting, samples are not left unattended for any reason. If a third-party transporter is used, a copy of the receipt for acceptance of the shipment is kept and filed.

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A Quality Assurance/Quality Control (“QA/QC”) program was implemented in 2004 to ensure data integrity of the samples for use in the resource estimation. Americas Silver’s QA/QC program includes blanks, standards, and pulp, coarse reject and split-core duplicate samples. In Americas Silver’s opinion, the sampling, sampling preparation, security and analytical procedures at San Rafael and EC120 are adequate for use in estimation of Mineral Resources.

Verification of the database focused on the (i) geochemical component, (ii) drill collar, (iii) downhole survey and (iv) geotechnical database. Verification of the geochemical component of the database on multiple occasions included the following:

-	Individual assays were checked for errors against the hard copy assay certificates received from the ALS laboratory.

-	The total database was electronically compared against a compilation of all assay data provided in digital form by the ALS analytical laboratories.

-	Sample interval data was checked against the geologic log sample to determine the correct position of the samples.

-	The existing assay data was checked for numeric errors along with proper correlation between sample ID and database “from-to” sample intervals.

The rock quality designation (“RQD”) data from 2017 were reviewed against the drill logs, and it was noticed that the RQD percentage value for each drill interval was calculated using a “RQD length divided by recovered length” formula. This is not the correct method in calculating the RQD percentage as it should be “RQD length divided by drill interval length”. Americas Silver was notified of the issue and the database was corrected to reflect the correct RQD values for the 2017 and 2018 resource estimates. The collar coordinates for all drill holes were checked against digital files supplied by the contracted different surveyor (Servicio Topographic and Terra Group of Hermosillo).

The database collar coordinates were checked against the original spreadsheet. The data for the drill hole final depths listed in the database was also verified with the depths noted on the drill logs. Any deviations were corrected in the database. The drill hole locations were also viewed on-screen and checked against the current topography. Americas Silver re-surveyed the collar location for this drill hole and the new, corrected coordinates were entered into the database. Any other deviations were also corrected. The location of drill holes was checked using a hand-held GPS. Although the hand-held GPS cannot achieve survey-level accuracy, it serves to verify that in general terms drill holes are where the database indicates they should be.

The down-hole survey data for the RC holes and core holes was audited. The survey readings were taken at approximate 30m down-hole intervals, with the bottom reading usually taken at a depth of 5 to 10m above the drill hole’s final drill depth. No significant discrepancies between the survey field notes, the geologic logs, and the database were found.

Where down-hole survey readings were taken inside the drill rods, the azimuth readings were considered meaningless due to the magnetic effects of the drill rods. As a result of the unusable azimuth readings, all vertical holes remain as undeviating vertical holes in the database. The database has been changed by removing the actual dip readings and using the standard 0º azimuth and -90 º dip values. For RC angle holes, the azimuth data are based on a Brunton compass reading taken by the field geologist. The down-hole survey readings were removed from the drill holes where there was a concern over the azimuth readings.

Mineral Processing and Metallurgical Testing

San Rafael ore has been the exclusive feed for the Los Braceros plant since November 2017. The Los Braceros process plant is a conventional polymetallic concentrator currently configured to produce zinc and lead concentrates. Throughput has recently been approximately 1,750 tonnes per operating day.

Metallurgical test work for the EC120 Project has been done at commercial laboratories as well as the Company’s site laboratory in Cosalá. The most recent test work was completed in 2019 at the Company’s metallurgical laboratory in Cosalá. Five composites from seven holes drilled in 2018 provided some variability data for both grade and location. Geologists have not classified distinct mineralized zones which could be used to distinguish metallurgical material types. Silver and copper grades for the composites are provided in Table 6. Other metals and elements are not metallurgically noteworthy.

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Table 6 – Summary of Composite Grades – Zone 120

	Assay Grades
Composite	g/t Ag	% Cu	% As	% Sb	Comment
1	205	0.41	0.096	0.005	Mid elevation of deposit
2	211	0.44	0.54	0.008	Low elevation of deposit
3	356	0.81	0.07	0.039	Low elevation, centre of deposit, high grade
4	133	0.34	0.046	0.005	Upper elevation of deposit, oxidized, outside of mine design
5	145	0.31	0.23	0.007	Northern part of deposit, low grade

Following initial scoping flotation tests, conditions for further work were confirmed to conform with those established during full plant processing of El Cajón material.

Results of the rougher flotation tests are shown in Table 7.

Table 7 – Rougher Flotation Results – Zone 120

		Rougher Flotation Concentrate
			Grade		Recovery
Composite	Test	wt %	% Cu	g/t Ag	% Cu	% Ag
1	4	5.5	7.35	3,512	95.4	92.0
	5	5.9	6.48	2,903	97.2	94.3
2	8	7.8	6.28	2,757	95.3	96.8
	11	8.3	6.17	2,494	97.5	96.3
3	1	5.7	14.2	5,674	99.0	97.7
	2	6.8	12.4	5,079	98.4	98.2
	3	6.9	11.2	4,875	96.4	96.1
4	6	4.4	6.02	1,660	69.2	54.5
	9	5.2	5.83	1,641	80.0	62.5
5	7	6.4	5.16	2,205	94.8	93.7
	10	6.9	4.82	2,095	91.2	93.6

The arithmetic average copper and silver recoveries from all tests were found to be 92.2% and 88.7%, respectively. Performance was very good except for composite 4. This composite represented the topmost part of the deposit where oxidation exists. Further investigation revealed that this area was outside of the intended mine design, so no additional work was completed on this material.

El Cajón material has been the subject of several metallurgical test campaigns. Batch flotation, locked cycle testing and mineralogical studies have all been completed. Results demonstrate that economic sulphide minerals float readily into a saleable concentrate. For the purposes of evaluating the deposit, little weight is placed on this historical work because of the ample information available from commercial scale processing of El Cajón material through the Company’s Los Braceros plant.

Laboratory testing has demonstrated that both Zone 120 and El Cajón materials can be successfully treated using flotation to produce a saleable copper-silver concentrate.

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The relatively limited amount of flotation testing done on Zone 120 requires that a conservative approach be taken with projected future performance at a commercial scale. Many geological and metallurgical similarities exist between Zone 120 and El Cajón, including compatible flotation conditions and comparable rougher performance. Improving Zone 120 flotation response to match that of El Cajón is a reasonable goal. Additional work could and should be done on Zone 120 material to optimize cleaner flotation performance, especially for material carrying higher concentrations of arsenic.

The successful commercial scale processing of El Cajón material provides support for the labderived metal recovery and concentrate grade results. Historical plant performance is considered an excellent predictor of future performance. The two material types are similar in the nature of the sulphide mineralization and the gangue.

Within each deposit, geologists report the style of mineralization to be consistent. Although no complications are anticipated, test work could be done to confirm that the two material types can be commingled.

Mineral Resource and Mineral Reserve Estimates

The Mineral Resource estimate, exclusive of the Mineral Reserve estimate, for the San Rafael Mine (Main and Upper Zones) has an effective date of June 30, 2018. The Mineral Resource estimate, exclusive of the Mineral Reserve estimate, for EC120 has an effective date of April 3, 2019. The resource block models were prepared by an independent consultant but have been reviewed and adopted by Niel de Bruin, an employee of Americas Silver, P.Geo., who is a Qualified Person for the purpose of NI 43-101.

The Mineral Resource estimates for San Rafael and EC120 are summarized in Table 8 and Table 9, respectively, exclusive of Mineral Reserves. The data used in the Mineral Resource estimate for San Rafael and Zone 120 incorporates assay results and geologic interpretations up to June 30, 2018. The El Cajón database includes data up to 2017 (no new data exists) and remains unchanged from that used in the 2017 and 2018 Mineral Resource estimates.

Table 8 – Summary of San Rafael Mineral Resources – June 30, 2018

	Tonnes	Grades			Contained Metal
Category	(000)	Ag (g/t)	Pb (%)	Zn (%)	Ag oz (000)	Pb lbs (M)	Zn lbs (M)
Measured	1,310	100	0.98	2.30	4,207	28.4	66.3
Indicated	1,774	82	0.91	2.12	4,692	35.7	83.0
Total M+I	3,084	90	0.94	2.20	8,899	64.1	149.3
Total Inferred	452	167	2.23	0.39	2,421	22.2	3.8

Notes:

1.	CIM (2014) Definition Standards were followed for Mineral Resources.
2.	Mineral Resources are estimated at a net smelter return (“NSR”) cut-off value of US$34 per tonne.
3.	Mineral Resources are estimated using a silver price of US$18.00 per ounce, lead price of $1.05 per pound and zinc price of $1.05 per pound.
4.	Mineral Resources are reported exclusive of Mineral Reserves and as such these Mineral Resources do not have demonstrated economic viability.
5.	Numbers may not add or multiply accurately due to rounding.

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Table 9 – Summary of EC120 Mineral Resources – April 3, 2019

	Tonnes	Grades		Contained Metal
Category	(000)	Ag (g/t)	Cu (%)	Ag oz (000)	Cu lbs (M)
Indicated El Cajón	226	150	0.46	1,089	2.3
Indicated Zone 120	1,129	126	0.32	4,568	8.0
Total Indicated	1,355	130	0.34	5,657	10.3

Inferred El Cajón	164	117	0.20	618	0.7
Inferred Zone 120	214	125	0.32	864	1.5
Total Inferred	378	122	0.27	1,482	2.2

Notes:

1.	CIM (2014) Definition Standards were followed for Mineral Resources.
2.	Mineral Resources are estimated at a net smelter return (“NSR”) cut-off value of US$40 per tonne.
3.	Mineral Resources are estimated using a silver price of US$18.00 per ounce and a copper price of US$3.00 per pound.
4.	Mineral Resources are reported exclusive of Mineral Reserves and as such these Mineral Resources do not have demonstrated economic viability.
5.	Numbers may not add or multiply accurately due to rounding.

Mineralization within each of the zones at San Rafael, which includes the Main Zone, Upper Zone and Zone 120, is slightly different. However, an approach to estimate the Mineral Resources for all zones into the San Rafael block model using certain parameters and constraints to ensure the adherence to the different mineralization styles was adopted. Given the similarities in mineralization between El Cajón and Zone 120, the reported Mineral Resources are categorized as San Rafael (Main Zone and Upper Zone) and EC120 (El Cajón and Zone 120).

Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

The Mineral Reserve estimate at the San Rafael mine is reported as of June 30, 2018. The Mineral Reserve estimate at the San Rafael mine is updated annually mid-year to reflect production depletion, changes in cut-off grade and changes in modifying factors such as mining recovery and mining dilution. The Mineral Reserve estimate at the EC120 Project is reported as of April 3, 2019.

The Mineral Reserve estimates for the San Rafael mine and the EC120 Project are summarized in Table 10 and Table 11, respectively.

Table 10 – San Rafael Summary of Mineral Reserves – June 30, 2018

	Tonnes	Grades			Contained Metal
Category	(000)	Ag (g/t)	Pb (%)	Zn (%)	Ag oz (000)	Pb lbs (M)	Zn lbs (M)
Proven	1,155	127	1.80	3.97	4,722	45.9	101.1
Probable	1,757	98	1.59	3.99	5,563	61.8	154.7
Proven and Probable	2,912	110	1.68	3.98	10,285	107.7	255.7

Notes:

1.	CIM (2014) Definition Standards were followed for Mineral Reserves.
2.	Mineral Reserves are estimated at a net smelter return (“NSR”) cut-off value of US$50 per tonne.
3.	Mineral Reserves are estimated using a silver price of US$16.00 per ounce, lead price of US$0.90 per pound and a zinc price of US$0.90 per pound.
4.	A mining recovery of 80% and dilution factor of 5% at zero grade were used for estimating Mineral Reserves to reflect the mining method (post-pillar cut and fill) used at the operation.
5.	Numbers may not add or multiply accurately due to rounding.

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Table 11 – EC120 Summary of Mineral Reserves – April 3, 2019

	Tonnes	Grades		Contained Metal
Category	(000)	Ag (g/t)	Cu (%)	Ag oz (000)	Cu lbs (M)
Probable El Cajón	831	147	0.46	3,939	8.4
Probable Zone 120	2,047	161	0.40	10,610	18.1
Total Probable	2,877	157	0.42	14,549	26.5

Notes:

1.	CIM (2014) Definition Standards were followed for Mineral Reserves.
2.	Mineral Reserves are estimated at a net smelter return (“NSR”) cut-off value of US$40 per tonne.
3.	Mineral Reserves are estimated using a silver price of US$16.00 per ounce and copper price of US$2.50 per pound.
4.	A minimum mining width of 4.0m and 15% dilution factor at zero grade, were used for estimating Mineral Reserves. Mining recoveries vary between 80% and 95% depending on the width of the ore zone to reflect the proposed mining methods (post-pillar cut and fill and overhand cut and fill) for the Project.
5.	Numbers may not add or multiply accurately due to rounding.

Americas Silver is not aware of any mining, metallurgical, infrastructure, permitting, or other relevant factors that could materially affect the Mineral Resource or Mineral Reserve estimates.

Mining Operations

The San Rafael mine started project construction activities in September 2016 and has been in commercial production since December 2017. The Mineral Reserves support a mine life of five years. The underground mine is accessed by a decline that portals at surface near the southern portion of the deposit where the surface infrastructure is located. A series of ramp systems from the main decline provides access to the various stoping areas of the deposit.

The main decline has reached the bottom of the defined Mineral Reserves in the Main Zone and ramp development to access the Upper Zone has commenced. Due to the depth, shallow-dipping angle and variable thickness of the mineralization, the mining method used at San Rafael is postpillar cut and fill. Stopes are accessed from a primary stope access driven at a -15% decline. After mining of each successive 5m high cut of ore, the stope is backfilled and the access “backslashed” to allow for mining of the next cut. This sequence is repeated up to five times until the stope access reaches an incline of +15%. Access to the next cut is then provided by a -15% stope access driven from a higher elevation.

The LOM plan anticipates that the post-pillar cut and fill stopes will be backfilled with unconsolidated development waste and waste generated from a waste quarry. Given the use of unconsolidated backfill, the mining sequence is typically from the bottom up.

Ventilation is provided to the mine via two vertical raise bores and the main decline. A main exhaust fan is located underground at the northern end of the deposit and fresh air is pulled through a central intake bored raise and the main decline. Fresh air is provided to the working development faces and stopping areas by use of secondary fans and ducting. The current LOM mine design for the San Rafael mine is shown in Figure 4.

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Figure 4 – San Rafael Mine Design Layout

Due to the depth, variable dip angle (shallow to near vertical) and variable thickness of the mineralization the mining method proposed at EC120 is a combination of post-pillar cut and fill and overhand cut and fill. This mining method is very selective and adaptable to changes in the mineralization in terms of shape, dip, thickness and lateral extent. The designed widths for the stoping areas at EC120 range from a minimum of 4m to a maximum of approximately 60m.

Stopes are accessed from a primary stope access driven at a -15% decline. After mining of each successive 5m high cut of ore, the stope is backfilled and the access “backslashed” to allow for mining of the next cut. This sequence is repeated up to five times until the stope access reaches an incline of +15%. Access to the next cut is then provided by a -15% stope access driven from a higher elevation. The nominal level spacing between main accesses is planned to be 25m.

The LOM plan assumes that the stopes will be backfilled with unconsolidated development waste. The typical layout for stoping and stope access is illustrated in Figure 5. Given the use of unconsolidated backfill, the mining sequence is generally from the bottom up.

Figure 5 – EC120 Typical Stopes with Stope Access

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Ore will be mucked from the stopes to muck bays located on the main level access using loadhaul-dump equipment (“LHD”). LHDs will load trucks equipped for both underground and surface use at the truck loadout area. Ore will be hauled directly from the underground to the processing plant to avoid re-handling. On their return trip from the plant, trucks will be loaded with waste fill and travel directly or adjacent to the stopes requiring backfill. Final placement of the waste fill in stopes will be done using LHDs.

Processing and Recovery Operations

San Rafael ore has been the exclusive feed for the Los Braceros plant since November 2017. The Los Braceros process plant is a conventional polymetallic concentrator currently configured to produce zinc and lead concentrates. Throughput has recently been approximately 1,750 tonnes per operating day.

Acceptable production performance has been demonstrated, as summarized in Section 13.1 of the Cosalá Technical Report. The flowsheet currently in use is shown in Figure 6. No material changes to the process flowsheet are planned for the remainder of the mine life at San Rafael. Efforts will continue to realize incremental gains in throughput, recovery and concentrate quality.

Figure 6 – Simplified San Rafael Process Flowsheet

Processing of material from EC120 is expected to start after the cessation of production from San Rafael. The existing Los Braceros plant can be easily reconfigured to suit the needs of EC120. No unit operations will be added and no new equipment will be installed. The proposed flowsheet is shown in Figure 7.

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Figure 7 – Simplified EC120 Process Flowsheet

Infrastructure, Permitting and Compliance Activities

The San Rafael mine and EC120 Project are located approximately 15km northeast of the town of Cosalá in the state of Sinaloa, Mexico. The principal Pacific coast highway is located 55km to the west of Cosalá, and 18km farther west are a toll highway and the railway. There are three main ports capable of handling either bulk or container concentrate products produced by the San Rafael mine and EC120 Project. These ports are each located in Mazatlán, Topolobampo (Los Mochis) and Manzanillo, approximately 160km southwest, 300km northwest and 870km southwest of Cosalá respectively. Zinc and lead concentrate shipments from San Rafael are currently transported via bulk transport trucks from the Los Braceros processing facility to the port in Manzanillo and it is assumed that the copper concentrate produced from EC120 will be delivered to Manzanillo.

An office complex consisting of an administration office, exploration geology office, core logging and cutting facilities, core storage, workshop and miscellaneous offices is located in the town of Cosalá. Main access to the San Rafael mine and EC120 Project is via the same, existing road from the town of Cosalá. The road from Cosalá can accommodate standard highway vehicles and heavy equipment. The road passes through the El Cajón portal location and terminates at the San Rafael (Zone 120) portal location. Figure 18-1 shows the access road to El Cajón and the San Rafael/Zone 120 portal location as well as to the Los Braceros process plant.

Power is provided to both the El Cajón and San Rafael/Zone 120 portal locations via a private electricity line that branches off the national power grid located in the town of La Estancia approximately 9km from the project area. There are some backup diesel generators located at El Cajón to ensure operations can continue in the event of a power failure.

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Most mining and processing activities are carried out under the terms of Authorization of Environmental Impact (“AIE”) and Change of Land Use permits (“CUS”), issued by the Mexican Secretaria de Medio Ambiente y Recursos Naturale (“SEMARNAT”). An AIE permit was issued in 2007 to allow for the construction of a process plant and tailings storage facility on site and another AIE permit was issued in 2014 to allow for the construction of the El Cajón mine and project area. A bond was not required. To maintain these permits in good standing, Americas Silver must report on activities on an annual basis, particularly any changes such as an increase in production. The permit for the Los Braceros plant area expires in February 2022 and the permit for the Cosalá Norte area expires in September 2020, both of which can be renewed. Americas Silver did obtain CUS permits for areas around the plant, San Rafael and El Cajón which have since expired. The surface work required under the CUS has been completed in these areas and there is no current need to obtain new CUS permits.

Americas Silver holds two explosives permits issued by the Secretaria de la Defensa Nacional. These permits are valid until December 2019 and are renewed on an annual basis.

Americas Silver’s environmental management systems for the San Rafael project are under continual development. These systems include:

-	Annual and quarterly reporting to SEMARNAT and its policing, auditing, and inspection authority.

-	Water quality monitoring at Arroyo Higuera Larga upstream and downstream from the El Cajón mine, as well as discharge at the mine portal.

-	Hazardous waste control systems.

-	Compliance with NOM 120-SEMARNAT-2011 regulations which dictate environmental protection and permitting requirements for exploration activities.

-	Participation in PROFEPA’s certified national Environmental Audit Program.

As part of the permitting process, Americas Silver has completed archaeological surveys in operational and project areas, including the San Rafael-El Cajón area.

There are 14 communities distributed in eight ejidos in the vicinity of Americas Silver’s mining concessions, including the capital of the municipality, Cosalá. Americas is the major local employer. Over 80% of the Company’s employees live in the municipality of Cosalá. There is also a small administrative office located in Mazatlán.

Americas Silver has created the Social Assistance Committee of Minera Cosalá (“CASMIC”) to support the local community. CASMIC is formed of a group of local community leaders that accepts requests, reviews those requests and distributes assistance for initiatives that meet the basic needs of the Cosalá community, in accordance with the regulatory guidelines. CASMIC has been working since February 2, 2011, and is chaired by the Human Resources Manager of Minera Cosalá on behalf of Americas Silver.

In the past, Americas Silver has provided infrastructure projects (power, water and communications) to local communities. Currently Americas Silver is supporting various programs that promote education, local business development, road maintenance and local communities (ejidos).

Capital and Operating Costs

For the San Rafael mine, sustaining capital costs are expected to total approximately $23.1 million over the remaining reserve life of four years. Table 12 provides a detailed breakdown of the anticipated capital expenditures associated with development, processing, tailings storage, exploration and fixed assets.

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Table 12 – San Rafael Estimated LOM Capital Expenditure

Cost Centre	LOM Total ($M)
Development/Mine	14.3
Process/Tailings	2.3
Exploration	2.0
Other	4.5
Total Capital Expenditure	23.1

For the EC120 Project the total estimated initial and sustaining capital costs are based on the major capital items required for mining and processing ore from EC120 over the five year mine life. Table 13 provides a breakdown of the initial and sustaining capital costs over the life of the Project.

Table 13 – EC120 Estimated Project Capital Costs

Cost Centre	Initial ($k)	Sustaining ($k)	Total LOM ($k)
Mine Development	9,237	7,972	17,209
UG Mining Capital	5,375	4,293	9,668
Process Capital	602	2,015	2,617
Other	458	500	958
Contingency 15%	1,009	-	1,009
Total Capital Expenditure	16,680	14,780	31,460

The initial and sustaining capital cost are exclusive of pre-production operating costs net of revenue and working capital which are approximately $1.4 million and $5.3 million respectively.

For the San Rafael mine, operating costs in the LOM plan mine average approximately $25 million per year. The unit operating cost estimates for the LOM plan are shown in Table 14.

Table 14 – San Rafael Unit Operating Costs

Item	Units	LOM Average
Mining	$/t milled	19.64
Processing	$/t milled	15.38
G&A	$/t milled	8.65
Total	$/t milled	43.68

The LOM plan annual operating costs for the EC120 Project are shown in 15. The associated annual unit operating costs are shown in Table 16. The operating cost estimates were prepared using the same procedures and methodology utilized to prepare the annual operating budget for San Rafael. Additionally, the development sizes and mining method to be used at EC120 are the same as those used at San Rafael, so there is a high level of confidence that the operating cost estimates used for EC120 are reasonable and achievable.

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Table 15 – EC120 Operating Costs

Cost Center	Pre- Prod ($k)	Year 1 ($k)	Year 2 ($k)	Year 3 ($k)	Year 4 ($k)	Year 5 ($k)	Total ($k)
UG Mine Operations	2,044	8,939	11,111	11,548	11,476	7,040	52,158
Mine Development	137	1,245	1,070	975	1,885	920	6,232
Processing	500	7,600	7,604	7,604	7,604	5,286	36,198
G&A	2,005	5,376	5,362	5,362	5,362	4,936	28,402
Total Operating Cost	4,686	23,160	25,147	25,489	26,326	18,182	122,990

Table 16 – EC120 Unit Operating Costs

Cost Center	Units	Pre- Prod	Year 1	Year 2	Year 3	Year 4	Year 5	Total
UG Mine Operations	($/t mined)	17.00	17.00	18.15	18.16	18.20	19.96	18.13
Mine Development	($/m)	556	636	726	627	639	558	634
Processing	($/t milled)	12.58	12.58	12.58	12.58	12.58	12.58	12.58
G&A	($/t milled)	50.45	8.90	8.87	8.87	8.87	11.75	9.87
Total Operating Cost	($/t milled)	117.91	38.34	41.60	42.17	43.55	43.27	42.74

A base case cash flow projection has been generated from the LOM production schedule, capital and operating cost estimates and is summarized in Table 17.

Table 17 – EC120 Cash Flow Summary

EC120 Project	Units	Pre-Prod	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Total
Mining
UG Ore Mined	k tonnes	120	526	612	636	630	353	2,877
UG Waste Mined	k tonnes	329	229	172	126	182	97	1,137

Primary Development	m	4,460	1,998	1,479	672	293	88	8,991
Secondary Development	m	245	1,957	1,474	1,555	2,949	1,649	9,830
Vertical Raises	m	634	136	301	53	-	-	1,124
Processing
Mill Feed	k tonnes	40	604	604	604	604	420	2,877
Ag Grade	g/t	173	158	159	167	157	138	157
Cu Grade	%	0.46	0.40	0.42	0.46	0.41	0.38	0.42

Contained Ag	koz	221	3,066	3,099	3,255	3,046	1,863	14,549
Contained Cu	klbs	400	5,358	5,609	6,122	5,441	3,565	26,494
Concentrate Production
Total Metal Recovery to Cu Concentrate	% Cu	86.9	86.7	87.0	87.2	87.4	87.0	87.1
	% Ag	85.9	85.8	86.0	86.3	86.4	85.9	86.1

Cu Concentrate Grade	% Cu	23.8	23.8	23.8	23.8	23.8	23.8	23.8
	g/t Ag	8,896	9,240	8,914	8,584	9,029	8,424	8,861

Cu Concentrate Tonnage	t	663	8,849	9,302	10,173	9,064	5,912	43,962
Recovered Ag	koz	190	2,629	2,666	2,807	2,631	1,601	12,524
Recovered Cu	klbs	348	4,643	4,881	5,338	4,756	3,102	23,067
Revenue
Payable Metal - Ag	koz	182	2,524	2,559	2,695	2,526	1,537	12,023
Payable Metal - Cu	klbs	304	4,058	4,266	4,665	4,156	2,711	20,159
Payable Equivelant - Ag	koz	234	3,219	3,290	3,495	3,239	2,002	15,479

Gross Revenue - Ag	k USD	$3,185	$44,164	$44,786	$47,164	$44,206	$26,897	$210,403
Gross Revenue - Cu	k USD	$912	$12,173	$12,797	$13,995	$12,469	$8,132	$60,478
Total Gross Revenue	k USD	$4,097	$56,337	$57,583	$61,159	$56,675	$35,030	$270,881
Net Smelter Return
Refining Cost Ag	k USD	$240	$3,263	$3,370	$3,618	$3,305	$2,083	$15,879
Treatment and Transport Costs - Cu Con	k USD	$550	$7,344	$7,721	$8,443	$7,523	$4,907	$36,489
Total TCRC Costs	k USD	$790	$10,608	$11,091	$12,061	$10,828	$6,990	$52,367

Net Smelter Return	k USD	$3,307	$45,729	$46,492	$49,098	$45,848	$28,040	$218,513
Royalty - NSR Environmental (0.5%)	k USD	$16	$221	$224	$236	$221	$134	$1,052
Net Revenue	k USD	$3,291	$45,508	$46,268	$48,862	$45,627	$27,905	$217,461

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Americas Silver operates under its wholly owned subsidiary PRG and is obligated to file Mexican federal and Sinaloa state income tax returns on an annual basis. Tax rates are calculated on an annual basis and are within industry norms in Mexico. As part of standard Mexican mining taxation regulations, there is a “special mining duty” of 7.5% that is paid to the tax authority. The special mining duty tax is applied to the net revenue less the operating costs for the Project. Additionally, there is an environmental royalty of 0.5% that is applied to the gross revenue from silver. Taxes amount to approximately $20.2 million over the life of the EC120 Project.

Considering the EC120 Project on a stand-alone basis, the undiscounted pre-tax cash flow totals $55.6 million over the mine life.

The undiscounted after-tax cash flow totals $43.9 million. The after-tax internal rate of return (IRR) is 47% and payback on the Project is achieved in 2.0 years. After-tax NPV at various discount rates is:

-	NPV@5% = $32.9 million

-	NPV@7.5% = $28.5 million

-	NPV@10% = $24.7 million

DESCRIPTION OF SHARE CAPITAL

The Company’s authorized share capital consists of an unlimited number of Common Shares and 8,000,000 Preferred Shares, of which, as of the date of this Prospectus, 78,480,959 Common Shares and 3,678,135 Preferred Shares are issued and outstanding.

For detailed information regarding Americas Silver’s share capital upon completion of the Merger, see Appendix “F” – “Information Concerning Americas Silver Following Completion of the Transaction” of the Special Meeting Circular, which is incorporated by reference herein.

DESCRIPTION OF COMMON SHARES

Each Common Share entitles the holder to: (i) one vote at all meetings of shareholders (except meetings at which only holders of a specified class of shares are entitled to vote); (ii) receive, subject to the holders of another class of shares, any dividend declared by Americas Silver; and (iii) receive, subject to the rights of the holders of another class of shares, the remaining property of Americas Silver on the liquidation, dissolution or winding up of Americas Silver, whether voluntary or involuntary. Any Prospectus Supplement for Common Shares will set forth the terms and other information with respect to the Common Shares being offered thereby, including: (i) the person offering the shares (the Company and/or the Selling Securityholder(s)); (ii) the number of Common Shares offered; (iii) the offering price (in the event that the offering is a fixed price distribution); (iv) the manner of determining the offering price(s) (in the event that the offering is not a fixed price distribution); and (v) any other material specific terms.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The following sets forth certain general terms and provisions of the Subscription Receipts. The Company may issue Subscription Receipts that may be exchanged by the holders thereof for Securities upon the satisfaction of certain conditions. The particular terms and provisions of the Subscription Receipts offered pursuant to a Prospectus Supplement, and the extent to which the general terms described below apply to those Subscription Receipts, will be described in such Prospectus Supplement. The following description and any description of Subscription Receipts in the applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable subscription receipt agreement and, if applicable, collateral arrangements and depositary arrangements relating to such Subscription Receipts.

The Subscription Receipts will be issued under one or more subscription receipt agreements.

Any Prospectus Supplement for Subscription Receipts will contain the terms and conditions and other information with respect to the Subscription Receipts being offered thereby, and may include, where applicable: (i) the number of Subscription Receipts; (ii) the price at which the Subscription Receipts will be offered and whether the price is payable in instalments; (iii) conditions to the exchange of Subscription Receipts for Securities and the consequences of such conditions not being satisfied; (iv) the procedures for the exchange of the Subscription Receipts for Securities; (v) the number of underlying Securities that may be exchanged upon exercise of each Subscription Receipt; (vi) the dates or periods during which the Subscription Receipts may be exchanged for Securities; (vii) whether the Subscription Receipts and underlying Securities will be listed on any securities exchange; (viii) whether the Subscription Receipts and underlying Securities will be issued in fully registered or “book-entry only” form; (ix) any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; (x) any risk factors associated with the Subscription Receipts and underlying Securities; and (xi) any other material specific terms.

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DESCRIPTION OF WARRANTS

The following sets forth certain general terms and provisions of the Warrants. The particular terms and provisions of the Warrants offered pursuant to a Prospectus Supplement, and the extent to which the general terms described below apply to those Warrants, will be described in such Prospectus Supplement. The following description and any description of Warrants in the applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable warrant agreement and, if applicable, collateral arrangements relating to such Warrants.

The Company may issue Warrants for the purchase of Common Shares of the Company. Warrants will be issued under one or more warrant agreements between the Company and a warrant agent that the Company will name in the applicable Prospectus Supplement.

Any Prospectus Supplement for Warrants will contain the terms and other information with respect to the Warrants being offered thereby, and may include, where applicable: (i) the designation of the Warrants; (ii) the aggregate number of Warrants offered and the offering price; (iii) the quantity and terms of the Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers; (iv) the exercise price of the Warrants; (v) the dates or periods during which the Warrants are exercisable; (vi) any minimum or maximum number of Warrants that may be exercised at any one time; (vii) whether the Warrants will be listed on any securities exchange; (viii) any terms, procedures and limitations relating to the transferability or exercise of the Warrants and the underlying Common Shares; (ix) whether the Warrants and underlying Common Shares will be issued in fully registered or “book-entry only” form; (x) any other rights, privileges, restrictions and conditions attaching to the Warrants; (xi) any risk factors associated with the Warrants; and (xii) any other material specific terms.

DESCRIPTION OF UNITS

The following sets forth certain general terms and provisions of the Units. The particular terms and provisions of the Units offered pursuant to a Prospectus Supplement, and the extent to which the general terms described below apply to those Units, will be described in such Prospectus Supplement. The following description and any description of Units in the applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to any agreement and collateral arrangements relating to such Units.

The Company may issue Units comprised of more than one of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. Any unit agreement under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

Any Prospectus Supplement for Units will contain the terms and other information with respect to the Units being offered thereby, and may include, where applicable: (i) the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of any Securities comprising the Units; (iii) whether the Units will be issued in fully registered or “book-entry only” form; (iv) any risk factors associated with the Units; (v) whether the units and the Securities comprising the Units will be listed on any securities exchange; and (vi) any other material specific terms.

EARNINGS COVERAGE RATIOS

Earnings coverage ratios will be provided as required in the Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

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TRADING PRICE AND VOLUME

Trading prices and volume of the Company’s Securities will be provided, as required, in the Prospectus Supplement.

CAPITALIZATION

Upon completion of the Transaction, the Company issued 24,085,928 Common Shares to former holders of Pershing Gold common stock, 516,859 Common Shares to former holders of restricted stock units of Pershing Gold, and, in accordance with the elections of former holders of Series E Preferred Stock, 246,483 Common Shares and 3,678,135 Preferred Shares to former holders of Series E Preferred Stock. See “Americas Silver Post-Transaction – Selected Pro Forma Financial Information – Fully-Diluted Share Capital” of Appendix “F” – “Information Concerning Americas Silver Following Completion of the Transaction” to the Special Meeting Circular, which is incorporated by reference herein, for a description and summary of the share capital of Americas Silver upon completion of the Transaction.

PRIOR SALES

Prior sales of the Company’s Securities will be provided as required in the Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

USE OF PROCEEDS

The use of proceeds of the sale of each issuance of Securities will be described in the Prospectus Supplement relating to the specific issuance of Securities. The Company will not receive any proceeds from any sale of Common Shares by Selling Securityholders.

PLAN OF DISTRIBUTION

The Securities may be sold (i) to or through underwriters or dealers purchasing as principals, (ii) directly to one or more purchasers pursuant to applicable statutory exemptions, or (iii) through agents designated by the Company and/or the Selling Securityholders, as the case may be, from time to time. The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale (including, without limitation, sales deemed to be “at-the-market distributions” as defined in and subject to limitations imposed by and the terms of any regulatory approvals required and obtained under applicable Canadian securities laws, which includes sales made directly on the TSX and the NYSE American or other existing trading markets for the Securities) at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for the Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Corporation. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution. The Prospectus Supplement for any of the Securities being offered thereby will identify the person offering Securities (the Company and/or, in the case of Common Shares, the Selling Securityholders) and will set forth the method of distribution and the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to, and the portion of expenses borne by, the Company from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, at market prices prevailing at the time of sale or at prices related to such prevailing market prices. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to underwriters, dealers or agents may be changed from time to time.

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The Securities may also be sold (i) directly by the Company and/or, in the case of Common Shares, the Selling Securityholders at such prices and upon such terms as agreed to by the Company and/or the Selling Securityholders, as applicable, and the purchaser or (ii) through agents designated by the Company and/or the Selling Securityholders, as the case may be, from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company and/or the Selling Securityholders, as applicable, to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent is acting on a best efforts basis for the period of its appointment.

The Company and/or the Selling Securityholders, as applicable, may agree to pay any underwriters used in the sale of Securities a commission for various services relating to the issue and sale of any Securities. Any such commission payable by the Company will be paid out of the general corporate funds of the Company. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company and/or the Selling Securityholders to indemnification by the Company and/or the Selling Securityholders, as applicable, against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

Subject to any applicable securities legislation, and other than in relation to an “at-the-market distribution”, in connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities offered at levels other than those which might otherwise prevail on the open market. These transactions may be commenced, interrupted or discontinued at any time. In the event that the Company determines to pursue an “at the market” offering in Canada, the Company will apply for the applicable exemptive relief from the applicable Canadian securities commissions or similar regulatory authorities.

SELLING SECURITYHOLDERS

Common Shares may be sold under this Prospectus by way of secondary offering by Selling Securityholders. The Prospectus Supplement for or including any offering of Common Shares by Selling Securityholders will include the following information, to the extent required by applicable securities laws:

•	the names of the Selling Securityholders;
•	the number or amount of Common Shares owned, controlled or directed by each Selling Securityholder;
•	the number or amount of Common Shares being distributed for the account of each Selling Securityholder;
•	the number or amount of Common Shares to be owned by the Selling Securityholders after the distribution and the percentage that number or amount represents of the total number of our outstanding Common Shares;
•	whether the Common Shares are owned by the Selling Securityholders both of record and beneficially, of record only, or beneficially only;
•	the date or dates the Selling Securityholder acquired the Common Shares;
•	if the Selling Securityholder acquired any Common Shares in the 12 months preceding the date of the applicable Prospectus Supplement, the cost thereof to the securityholder in the aggregate and on an average cost per security basis; and
•	if the Selling Securityholder is an associate or affiliate of another person or company named as a principal holder of voting securities in the Company’s information circular, the material facts of the relationship.

RISK FACTORS

Prospective investors in a particular offering of the Securities should carefully consider, in addition to information contained in the Prospectus Supplement relating to that offering and the information incorporated by reference herein (including, without limitation, the Special Meeting Circular) for the purposes of that offering, the risk factor listed below and risks described in the documents incorporated by reference in the Prospectus as supplemented by the Prospectus Supplement relating to that offering, including the Company’s then-current annual information form, as well as the Company’s then-current annual management’s discussion and analysis and interim management’s discussion and analysis, if applicable, to the extent incorporated by reference herein for the purposes of that particular offering of Securities.

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No Market for the Securities

There is currently no trading market for any Subscription Receipts, Warrants or Units that may be offered. No assurance can be given that an active or liquid trading market for these securities will develop or be sustained. If an active or liquid market for these Securities fails to develop or be sustained, the prices at which these Securities trade may be adversely affected. Whether or not these Securities will trade at lower prices depends on many factors, including liquidity of these Securities, prevailing interest rates and the markets for similar securities, the market price of the Company’s other securities, general economic conditions and the Company’s financial condition, historic financial performance and future prospects.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain material Canadian federal income tax consequences to an investor who is a resident of Canada or who is a non-resident of Canada of the acquisition, ownership and disposition of any Securities offered thereunder, including whether the payment of dividends will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the United States Internal Revenue Code of 1986, as amended).

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement, certain legal matters in connection with offered Securities will be passed upon by Blake, Cassels & Graydon LLP with respect to matters of Canadian law on behalf of the Company and/or the Selling Securityholders.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The audited consolidated financial statements of the Company and its subsidiaries as at and for the years ended December 31, 2017 and 2016 have been incorporated by reference into the Special Meeting Circular in reliance on the report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, of Toronto, Ontario located at 18 York Street, Suite 2600, Toronto, ON M5J 0B2, as set forth in their report appearing in Americas Silver’s Annual Report to the Shareholders for the year ended December 31, 2017, and the audited consolidated financial statements of the Company and its subsidiaries as at and for the years ended December 31, 2018 and 2017 have been incorporated by reference into this prospectus in reliance on the report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, of Toronto, Ontario located at 18 York Street, Suite 2600, Toronto, ON M5J 0B2, as set forth in their report appearing in Annual Financial Statements. PricewaterhouseCoopers LLP, as auditors of the Company, have advised that they are independent with respect to the Company within the meaning of the Chartered Professional Accountants of Ontario CPA Code of Professional Conduct and in accordance with the independence rules of the SEC and the Public Company Accounting Oversight Board.

The financial statements of Pershing Gold and its subsidiaries for the years ended December 31, 2017 and 2016 have been incorporated by reference into the Special Meeting Circular and this Prospectus in reliance on the report of KBL, LLP (“KBL”), an independent registered public accounting firm, as set forth in their report appearing in Pershing Gold’s Form 10-K Annual Report for the year ended December 31, 2017, and the financial statements of Pershing Gold and its subsidiaries for the years ended December 31, 2018 and 2017 have been incorporated by reference into the BAR and this Prospectus in reliance on the report of KBL, as set forth in their report appearing in Pershing Gold’s Form 10-K Annual Report for the year ended December 31, 2018. Following the completion of the Transaction, on April 4, 2019, Pershing Gold was notified of the resignation of KBL as Pershing Gold’s independent registered public accounting firm effective immediately. KBL have advised that, for the period up to April 3, 2019, they were independent of Pershing Gold as required by U.S. federal securities laws and the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States).

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The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. located at its principal offices in Toronto, Ontario.

INTEREST OF EXPERTS

Certain of the scientific and technical information relating to the Company’s mineral projects in the documents incorporated by reference herein has been derived from technical reports prepared by the experts named below and has been included in reliance on such person’s expertise. Copies of the technical reports can be accessed online on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Daren Dell, P.Eng., Shawn Wilson, P.Eng., Neil de Bruin, P.Geo., and James Stonehouse, SME (RM), have acted as qualified persons in connection with the Cosalá Technical Report, which was prepared in accordance with NI 43-101, and have reviewed and approved the information related to the San Rafael Mine and the EC120 project contained or incorporated by reference in this Prospectus.

Jim Atkinson, P.Geo., Daren Dell, P.Eng., and Dan Hussey, C.P.G. have acted as qualified persons in connection with the technical report entitled “Technical Report, Galena Complex, Shoshone County, Idaho, USA” dated December 23, 2016 and prepared in accordance with NI 43-101 (the “Galena Technical Report”) and have reviewed and approved the information related to the Galena Complex contained or incorporated by reference in this Prospectus.

Paul Tietz of MDA has acted as a qualified person in connection with the technical report entitled “Technical Report and Estimated Resources for the San Felipe Project, Sonora, Mexico” dated May 3, 2018 and prepared in accordance with NI 43-101 (the “San Felipe Technical Report”) and has reviewed and approved the information related to the San Felipe project contained or incorporated by reference in this Prospectus.

All other scientific and technical information in this Prospectus and relating to mineral projects or properties material to Americas Silver, including information about the El Cajón and Zone 120 project, the Galena Complex and the San Felipe project given after the date of the applicable technical report, has been reviewed and approved by Daren Dell, P.Eng, the Chief Operating Officer of the Corporation, who is a qualified person under NI 43-101.

Paul Tietz, P.Geo. and Neil B. Prenn, P.Eng of MDA Carl E. Defilippi, R.M SME. of Kappes, Cassiday and Associates and Mark Jorgensen, Q.P. of Jorgensen Engineering and Technical Services have acted as qualified persons in connection with the Relief Canyon Technical Report and have reviewed and approved the information related to the Relief Canyon Project contained or incorporated by reference in this Prospectus.

Each of the aforementioned firms or persons held less than one percent of any class of the Company’s securities or of any of the Company’s associates or affiliates when they prepared the technical reports referred to above or following the preparation of such technical reports. None of the aforementioned firms or persons received any direct or indirect interest in any of our securities or property or of any of our associates or affiliates in connection with the preparation of such technical reports.

None of the aforementioned firms or persons, nor any directors, officers or employees of such firms, are currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any of its associates or affiliates, other than Jim Atkinson, P.Geo. and Dan Hussey, C.P.G., each of whom was, at the time of preparation of the Galena Technical Report, and Daren Dell, P.Eng., Shawn Wilson, P.Eng., Neil de Bruin, P.Geo., and James Stonehouse, SME (RM), each of whom was at the time of was at the time of preparation of the applicable technical report(s) and remains as of the date of this Prospectus employed by the Company or one of its subsidiaries.

PURCHASERS’ STATUTORY AND CONTRACTUAL RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revision of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

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In addition, original purchasers of convertible or exchangeable Subscription Receipts or Warrants, unless the Warrants are reasonably regarded by the Company as incidental to the applicable offering as a whole (or Units comprised wholly or partly of such Securities), will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Securities. The contractual right of rescission will be further described in any applicable Prospectus Supplement, but will, in general, entitle such original purchasers to receive the amount paid for the applicable convertible, exchangeable or exercisable security (and any additional amount paid upon conversion, exchange or exercise) upon surrender of the underlying securities acquired thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus.

In an offering of convertible or exchangeable Subscription Receipts or Warrants (or Units comprised wholly or partly of such Securities), investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the prospectus is limited, in certain provincial securities legislation, to the price at which convertible or exchangeable Subscription Receipts or Warrants (or Units comprised wholly or partly of such Securities) are offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon the conversion, exchange or exercise of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages or consult with a legal adviser.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

We are a Canadian company. Some of our directors and executive officers live outside the United States. Some of the assets of our directors and executive officers and some of our assets are located outside the United States. As a result, it may be difficult or impossible to serve process on us or on such persons in the United States or to obtain or enforce judgments obtained in United States courts or Canadian courts against them or us based on the civil liability provisions of the federal securities laws of the United States. There is doubt as to whether Canadian courts would enforce the civil liability claims brought under United States federal securities laws in original actions and/or enforce claims for punitive damages. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province in Canada in which the claim is brought.

The Company filed with the SEC, concurrently with the registration statement on Form F-10 of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed C T Corporation System, with an address at 1015 15th Street, NW, Suite 1000, Washington, District of Columbia 20005, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under the registration statement on Form F-10.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the registration statement on Form F-10 relating to the Securities, of which this Prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consent of PricewaterhouseCoopers LLP; (3) the consent of KBL, LLP; (4) powers of attorney from certain of the Company’s directors and officers; and (5) the consents of the “qualified persons” referred to in this Prospectus under “Interest of Experts”. A copy of the form of any applicable warrant agreement or subscription receipt agreement will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the United States Securities Exchange Act of 1934, as amended.

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EXEMPTIONS

The Company has applied to the Ontario Securities Commission pursuant to National Policy 11-203 Process for Exemptive Relief Applications in Multiple  Jurisdictions for exemptive relief from the operation of subsection 2.3(1.1) of National Instrument 41-101 Prospectus Distributions (“NI 41-101”), which prohibits an issuer from filing a final prospectus more than 90 days after the date of the receipt for the preliminary prospectus that relates to the final prospectus. The receipt issued for this Prospectus by the Ontario Securities Commission will evidence the granting of the exemption as contemplated under section 19.3 of NI 41-101.

WHERE TO FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a complete description of the matter involved. Each time we sell Securities under the registration statement, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

We file annual and quarterly financial information and material change reports, business acquisition reports and other material with the securities commission or similar regulatory authority in each of the provinces of Canada and with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read and download any public document that we have filed with the securities commission or similar regulatory authority in the provinces of Alberta, British Columbia, Ontario and Québec on SEDAR at www.sedar.com. You may read and copy any document we have filed with the SEC at the SEC’s public reference room in Washington D.C. and may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Additionally, you may read and download some of the documents that we have filed on EDGAR at www.sec.gov/edgar.shtml.

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CERTIFICATE OF AMERICAS SILVER CORPORATION

Dated: June 28, 2019

This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of the provinces of Alberta, British Columbia and Ontario.

(Signed) “Darren Blasutti”	(Signed) “Warren Varga”
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) “Alex Davidson” Chairman	(Signed) “Lorie Waisberg” Director

C-1

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Canada Business Corporation Act (the “CBCA”), the Registrant may indemnify a present or former director or officer or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that the individual (i) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty and (ii) had reasonable grounds for believing that the individual’s conduct was lawful. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and acted in accordance with conditions (i) and (ii) set out above. the Registrant may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above. The indemnification and any advance of moneys by the Registrant may be made in connection with a derivative action only with court approval.

The by-laws of the Registrant provide that the Registrant may, subject to the limitations contained in the CBCA, purchase and maintain insurance for the benefit of any director, officer or certain other persons, as the board of directors of the Registrant may from time to time determine.

We have policies in force and effect that insure our directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such directors and officers in the discharge of their duties, individually or collectively, or as a result of any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit Number	Description

4.1*	Annual information form of the Registrant dated March 29, 2019 for the year ended December 31, 2018 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F filed with the SEC on April 1, 2019)

4.2*	Audited annual consolidated financial statements of the Registrant as at and for the years ended December 31, 2018 and 2017, together with the notes thereto and the reports of the auditors thereon (incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F filed with the SEC on April 1, 2019)

4.3*	Management’s discussion and analysis of the Registrant for the year ended December 31, 2018 (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F filed with the SEC on April 1, 2019)

4.4*	Management information circular of the Registrant dated December 4, 2018 for the special meeting of shareholders of the Registrant held on January 9, 2019 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed with the SEC on December 12, 2018)

4.5*	Management information circular of the Registrant dated April 18, 2019 for the annual and special meeting of shareholders of the Registrant held on May 15, 2019 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed with the SEC on April 26, 2019)

4.6*	Unaudited condensed interim consolidated financial statements of the Registrant and the notes thereto for the three months ended March 31, 2019 and 2018, but excluding the “Notice of No Auditor Review of Condensed Interim Consolidated Financial Statements” contained therein (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed with the SEC on May 13, 2019)

4.7*	Management’s discussion and analysis of the Registrant for the three months ended March 31, 2019 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K filed with the SEC on May 13, 2019)

4.8*

Business acquisition report of the Registrant dated May 13, 2019 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed with the SEC on May 15, 2019, which incorporates by reference the consolidated financial statements of Pershing Gold Corporation as at and for the years ended December 31, 2018 and 2017 filed as part of the Annual Report on Form 10-K of Pershing Gold Corporation with the SEC on April 2, 2019)

4.9*	Material change report of the Registrant dated April 12, 2019 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed with the SEC on June 27, 2019)

4.10*	Material change report of the Registrant dated April 12, 2019 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed with the SEC on June 27, 2019)

5.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accountant

5.2**	Consent of KBL, LLP, Independent Registered Public Accountant

5.3*	Consent of Thomas Dyer

5.4*	Consent of Paul Tietz

5.5*	Consent of Mine Development Associates, Inc.

5.6*	Consent of Jim Atkinson

5.7*	Consent of Daren Dell

5.8*	Consent of Edwin Peralta

5.9*	Consent of Randy Powell

5.10*	Consent of Dan Hussey

5.11*	Consent of James Stonehouse

5.12*	Consent of Shawn Wilson

5.13*	Consent of Aaron Gross

5.14*	Consent of Mine Development Associates, Inc.

5.15*	Consent of Paul Tietz

5.16*	Consent of Neil Prenn

5.17*	Consent of Kappes, Cassiday and Associates

5.18*	Consent of Carl Defilippi

5.19*	Consent of Jorgensen Engineering and Technical Services

5.20*	Consent of Mark Jorgensen

5.21**	Consent of Daren Dell

5.22**	Consent of Shawn Wilson

5.23**	Consent of Neil de Bruin

5.24**	Consent of James Stonehouse

5.25**	Consent of Paul Tietz

5.26**	Consent of Neil Prenn

5.27**	Consent of Mine Development Associates, Inc.

5.28**	Consent of Carl Defilippi

5.29**	Consent of Kappes, Cassiday and Associates

5.30**	Consent of Mark Jorgensen

5.31**	Consent of Jorgensen Engineering and Technical Services

6.1*	Powers of Attorney

*	Previously filed
**	Filed herewith

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

a.    The Registrant has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

b.    Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 28th day of June, 2019.

AMERICAS SILVER CORPORATION

By:	/s/ Darren Blasutti
Name: Darren Blasutti
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of June, 2019.

Signature	Title

/s/ Darren Blasutti	President, Chief Executive Officer and Director
Darren Blasutti	(principal executive officer)

/s/ Warren Varga	Chief Financial Officer
Warren Varga	(principal financial and accounting officer)

*	Chairman
Alex Davidson

Director
Stephen Alfers

*	Director
Alan Edwards

Director
Bradley R. Kipp

Director
Gordon Pridham

/s/ Manuel Rivera	Director
Manuel Rivera

*	Director
Lorie Waisberg

/s/ Darren Blasutti	Attorney-in-fact
Darren Blasutti

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Americas Silver Corporation in the United States, on the 28th day of June, 2019.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director